UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Trex Company, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TREX COMPANY, INC.

160 Exeter Drive

Winchester, Virginia 22603-8605

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 4, 2016

To our stockholders:

Notice is hereby given that the 2016 annual meeting of stockholders of Trex Company, Inc. will be held at The George Washington Grand Hotel, 103 East Piccadilly Street, Winchester, Virginia, on Wednesday, May 4, 2016, at 9:00 a.m., local time, for the following purposes:

1.	to elect three directors of Trex Company, Inc.;

2.	to approve, on a non-binding advisory basis, the compensation of our named executive officers;

3.	to ratify the appointment of Ernst & Young LLP as Trex Company’s independent registered public accounting firm for the 2016 fiscal year; and

4.	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 8, 2016 will be entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend this meeting.

We have elected to adopt the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing a Notice Regarding the Availability of Proxy Materials (the “Notice of Availability”) to our stockholders instead of a paper copy of this proxy statement and our 2015 Annual Report. The Notice of Availability contains instructions on how to access and review those documents over the Internet. We believe that this process will allow us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. Stockholders who receive a Notice of Availability by mail and would like to receive a printed copy of our proxy materials, should follow the instructions for requesting such materials included on the Notice of Availability.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted. To vote, please complete and return your proxy card, or vote by telephone or via the Internet by following the instructions on your Notice of Availability. Returning a proxy card or otherwise submitting your proxy does not deprive you of your right to attend the Annual Meeting and vote in person.

By Order of the Board of Directors,

William R. Gupp

Senior Vice President, General

Counsel and Secretary

Dated: March 24, 2016

Page
PROXY SUMMARY	1
COMPANY MANAGEMENT PROFILE	2
GENERAL INFORMATION	3
Proxy Solicitation	3
Record Date and Voting Securities	3
Electronic Notice and Mailing	3
Revocability of Proxies	3
Other Matters	4
Solicitation Expenses	4
Voting Procedures; Abstentions; Broker Voting	4
SECURITY OWNERSHIP	6
ELECTION OF DIRECTORS (PROPOSAL 1)	8
Nominees for Election as Directors	8
Approval of Nominees	8
Information About Nominees and Continuing Directors	8
Nominees for Election for Three-Year Terms	8
Directors Whose Terms Expire in 2017	9
Directors Whose Terms Expire in 2018	11
Board of Directors and Committees of the Board of Directors	11
Board Leadership Structure and Risk Oversight	12
Compensation Committee Interlocks and Insider Participation	15
Director Nominations Policy	15
Communications with the Board of Directors; Reporting Questionable Accounting, Internal Accounting Controls and Auditing Matters	16
Section 16(a) Beneficial Ownership Reporting Compliance	17
Availability of Code of Conduct and Ethics, Bylaws, Corporate Governance Principles, and Committee Charters	17
DIRECTOR COMPENSATION	17
2015 DIRECTOR COMPENSATION	20
2015 DIRECTOR EQUITY AWARDS	21
EXECUTIVE OFFICERS	21
COMPENSATION DISCUSSION AND ANALYSIS	23
Introduction	23
2015 Say on Pay Results and Considerations	23
Compensation Philosophy and Objectives	24
What person or group is responsible for determining the compensation levels of named executive officers?	24
What are the Company’s executive compensation principles and objectives?	24
How do we determine executive pay?	25
What are the elements of executive compensation, why do we use these elements, how are the elements’ values determined, and, if applicable, what are the mechanics of each program?	27
Base Salary	27
Annual Cash Incentive Compensation	28
Long-Term Equity Incentive Compensation	31
Retention Agreements	36
Additional Information on our Program	38
Perquisites	38
Does the Company have Severance or Change-in-Control Agreements with its named executive officers?	39

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Proxy summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. Please read the entire Proxy Statement carefully before voting.

Annual Shareholders meeting		Meeting Agenda
Date	May 4, 2016

•     Election of 3 directors

•     Advisory vote on executive compensation

•     Ratification of Ernst & Young LLP (“Ernst & Young”) as our independent auditor for fiscal year 2016

•     Transact other business that may properly come before the meeting

Time	9:00 a.m. Eastern Time
Place	The George Washington Grand Hotel 103 East Piccadilly Street, Winchester, Virginia 22601
Record date	March 8, 2016
Voting	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Voting Matters and Vote Recommendation

Item	Board recommendation	Reasons for recommendation	More information
1. Election of 3 directors	FOR	The Board and Nominating/Corporate Governance Committee believe that the 3 Board candidates possess the skills, experience, and diversity to effectively monitor performance, provide oversight, and advise management on the Company’s long-term strategy.	Page 8
2. Advisory vote on executive compensation “say-on-pay”	FOR	The Company’s executive compensation programs demonstrate the continuing evolution of the Company’s pay for performance philosophy.	Page 51
3. Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2016	FOR	Based on the Audit Committee’s assessment of Ernst & Young’s qualifications and performance, it believes that their retention for fiscal year 2016 is in the best interests of the Company.	Page 52

Company Management Profile

See Page 8 – “Election of Directors” for more information.

The following table provides summary information about each director.

Name Occupation	Age	Director since	Independent	Other public boards	Committee memberships			Up for re- election at current Annual Meeting
					AC	CC	NCGC
James E. Cline	64	2015	No	0				Yes
President and CEO, Trex Company, Inc.
Michael F. Golden	62	2013	Yes	2				Yes
Retired; Former President and CEO, Smith and Wesson Holding Corporation
Richard E. Posey	69	2009	Yes	0				Yes
Retired; Former President and CEO, Moen Incorporated
Jay M. Gratz	63	2007	Yes	0				No
CFO, VisTracks, Inc.
Ronald W. Kaplan	64	2008	No	1				No
Chairman; Retired; Former President and CEO, Trex Company, Inc.
Gerald Volas	61	2014	Yes	1				No
CEO, TopBuild Corp.
Frank H. Merlotti, Jr.	65	2006	Yes	0				No
Retired; Former President Coalesse Unit of Steelcase, Inc.
Patricia B. Robinson	63	2000	Yes	0				No
Independent Consultant

AC	Audit Committee	Chair

CC	Compensation Committee	Member

NCGC	Nominating/Corporate Governance Committee	Financial expert

TREX COMPANY, INC.

160 Exeter Drive

Winchester, Virginia 22603-8605

Annual Meeting of Stockholders

May 4, 2016

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Trex Company, Inc. (the “Company”) for use at the Company’s 2016 annual meeting of stockholders to be held at The George Washington Grand Hotel, 103 East Piccadilly Street, Winchester, Virginia, on Wednesday, May 4, 2016 at 9:00 a.m., local time. The purpose of the annual meeting and the matters to be acted upon are set forth in the accompanying notice of annual meeting.

Record Date and Voting Securities

Only stockholders of record at the close of business on March 8, 2016, the record date for the annual meeting (the “record date”), will be entitled to notice of and to vote at the annual meeting. As of the record date, we had 30,903,775 shares of common stock outstanding, which are our only securities entitled to vote at the annual meeting. Each share of common stock is entitled to one vote.

A list of stockholders entitled to vote at the annual meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten days before the meeting at the Company’s offices at 160 Exeter Drive, Winchester, Virginia, and at the time and place of the meeting during the whole time of the meeting.

Electronic Notice and Mailing

Notice of the Company’s annual meeting was mailed on or about March 24, 2016 to all stockholders as of the record date.

Those stockholders entitled to vote may vote their shares via the Proxy Card, or via the Internet, telephone or mail, following the instructions printed on the Notice of Availability.

Stockholders who receive a Notice of Availability and would like to receive a printed copy of our proxy materials should follow the instructions for requesting such materials included in the Notice of Availability.

From the date of the mailing of the Notice of Availability until the conclusion of the annual meeting, all of the proxy materials will be accessible on the Company’s website at www.trex.com/proxy.

Revocability of Proxies

Stockholders who execute proxies may revoke them by giving written notice to our Corporate Secretary any time before such proxies are voted. Attendance at the annual meeting shall not have the effect of revoking a proxy unless the stockholder so attending shall, in writing, so notify the Secretary of the annual meeting at any time prior to the voting of the proxy at the annual meeting.

Other Matters

The Board does not know of any matter that is expected to be presented for consideration at the annual meeting, other than the election of directors, a non-binding advisory vote on the compensation of our named executive officers, and ratification of the appointment of our independent registered public accounting firm for the current fiscal year. However, if other matters properly come before the annual meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment.

Solicitation Expenses

We are not engaging any company for the purpose of proxy solicitation in conjunction with this proxy statement. We will bear the cost of the annual meeting and the cost of soliciting proxies, including the cost of mailing any proxy materials. In addition to solicitation by mail, our directors, officers and regular employees (who will not be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxies and proxy material to their principals, and we will reimburse them for their expenses. In addition, we have retained Broadridge Financial Solutions, Inc., or Broadridge, to assist in the mailing, collection, and administration of the proxy.

The annual report to stockholders and the 2015 Annual Report on Form 10-K are not proxy soliciting materials.

Voting Procedures; Abstentions; Broker Voting

All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld. Where a choice is specified as to the proposal, proxies will be voted in accordance with such specification. If no instructions are given, the persons named in the proxy intend to vote:

•	FOR election of the nominees listed herein as directors;

•	FOR approval, on a non-binding advisory basis, of the compensation of our named executive officers;

•	FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2016 fiscal year.

A majority of the outstanding shares of common stock entitled to vote on the record date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting and any adjournment or postponement thereof. Abstentions and broker non-votes (which occur with respect to any proposal when a broker holds shares of a customer in its name and is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given) will be counted as present or represented for purposes of establishing a quorum for the transaction of business.

Abstentions and broker non-votes will have no effect on the election of directors, which is by plurality of the votes cast in person or by proxy. Brokers may vote their shares in favor of directors so long as they have voting instructions from the beneficial owners of the shares.

Approval, on a non-binding advisory basis, of the compensation of our named executive officers requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the matter at the annual meeting. Abstentions from voting on this proposal will have the same effect as a vote against this proposal. Brokers may vote their shares on this proposal if they have voting instructions from the beneficial owners of the shares. Broker non-votes will not be treated as votes cast on this matter, and therefore will not have any effect on determining the outcome. As disclosed later in this proxy statement, the vote on approval of the compensation of our named executive officers is advisory, and therefore not binding on the Company, the Compensation Committee or our Board.

Approval of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2016 fiscal year requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the matter at the annual meeting. Abstentions from voting on this proposal will have the same effect as a vote against this proposal. Broker non-votes will not be treated as votes cast on this matter, and therefore will not have any effect on determining the outcome.

SECURITY OWNERSHIP

The following table presents, as of March 8, 2016, information based upon the Company’s records and filings with the SEC regarding beneficial ownership of its common stock by the following persons:

•	each person known to the Company to be the beneficial owner of more than 5% of the common stock;

•	each director and each nominee to the Board;

•	each executive officer of the Company named in the Summary Compensation Table following the Compensation Discussion and Analysis section of this proxy statement; and

•	all directors and executive officers of the Company as a group.

As of March 8, 2016, there were 30,903,775 shares of common stock outstanding.

The following information has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership of a class of capital stock as of any date includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power as of such date and also any shares as to which a person has the right to acquire such voting or investment power as of or within 60 days after such date through the exercise of any stock option, warrant or other right, without regard to whether such right expires before the end of such 60-day period or continues thereafter. If two or more persons share voting power or investment power with respect to specific securities, all of such persons may be deemed to be the beneficial owners of such securities.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)(1)
BlackRock, Inc. (2) 55 East 52nd Street New York, New York 10022	3,209,309	10.4
The Vanguard Group (3) 100 Vanguard Blvd. Malvern, PA 19355	2,123,836	6.9
Baron Capital Group, Inc. (4) 767 Fifth Avenue, 49th Floor New York, NY 10153	1,900,400	6.1
ClearBridge Investments, LLC (5) 620 8th Avenue New York, NY 10018	1,838,165	5.9
Barrow, Hanley, Mewhinney & Strauss, LLC (6) 2200 Ross Avenue, 31st Floor Dallas, TX 75201-2761	1,577,473	5.1
James E. Cline (7)	132,305	*
William R. Gupp (8)	79,392	*
Adam D. Zambanini (9)	45,208	*
Christopher P. Gerhard (10)	25,879	*
Bryan H. Fairbanks (11)	7,503	*
Jay T. Scripter (12)	—	*
Patricia B. Robinson (13)	43,462	*
Frank H. Merlotti, Jr. (14)	29,006	*
Richard E. Posey (15)	25,437	*
Jay M. Gratz (16)	19,690	*
Michael F. Golden (17)	7,552	*
Ronald W. Kaplan	6,000	*
Gerald Volas (18)	3,592	*
All directors and executive officers as a group (13 persons) (19)	425,026	1.4

*	Less than 1%.

(1)

The percentage of beneficial ownership as to any person as of March 8, 2016 is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after March 8, 2016, by the sum of the number of shares outstanding as of March 8, 2016 plus the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after March 8, 2016.

Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, the Company believes that the beneficial owners of the Company’s common stock listed in the table have sole voting and investment power with respect to the shares shown.

(2)	The information concerning BlackRock, Inc. is based on a Schedule 13G filed with the SEC on March 10, 2016, in which the reporting person reports that it has sole voting power with respect to 3,142,623 of the shares shown and sole dispositive power with respect to all of the shares shown.

(3)	The information concerning The Vanguard Group is based on a Schedule 13G filed with the SEC on February 10, 2016, in which the reporting person reports that it has sole voting power with respect to 70,292 of the shares shown, shared voting power with respect to 2,100 of the shares shown, sole dispositive power with respect to 2,053,144 of the shares shown, and shared dispositive power with respect to 70,692 of the shares shown.

(4)	The information concerning Baron Capital Group, Inc. is based on a Schedule 13G filed with the SEC on February 16, 2016, in which BAMCO, Inc. reports ownership of 1,813,500 shares along with reporting ownership by Baron Capital Management, Inc. of 86,900 shares. Both BAMCO, Inc. and Baron Capital Management, Inc. are owned by Baron Capital Group, Inc., the controlling owner of which is Ronald Baron. Baron Capital Group, Inc. and Ronald Baron each hold shared voting power over 1,800,400 of the shares shown and shared dispositive power over all of the shares shown.

(5)	The information concerning ClearBridge Investments, LLC is based on a Schedule 13G filed with the SEC on on February 16, 2016, in which the reporting person reports that it has sole voting power and sole dispositive power with respect to all of the shares shown.

(6)	The information concerning Barrow, Hanley, Mewhinney & Strauss, LLC is based on a Schedule 13G filed with the SEC on February 3, 2016, in which the reporting person reports that it has sole voting power with respect to 857,196 of the shares shown, shared voting power with respect to 720,277 of the shares shown, and sole dispositive power with respect to all of the shares shown.

(7)	The shares of common stock shown as beneficially owned by Mr. Cline include 71,544 stock appreciation rights he has the right to exercise as of or within 60 days after March 8, 2016, and excludes 34,570 unvested restricted stock units that are not scheduled to vest as of or within 60 days after March 8, 2016.

(8)	The shares of common stock shown as beneficially owned by Mr. Gupp include 36,286 stock appreciation rights he has the right to exercise as of or within 60 days after March 8, 2016, and excludes 12,244 unvested restricted stock units that are not scheduled to vest as of or within 60 days after March 8, 2016.

(9)	The shares of common stock shown as beneficially owned by Mr. Zambanini include 22,716 stock appreciation rights he has the right to exercise, as of or within 60 days after March 8, 2016, and excludes 8,194 unvested restricted stock units that are not scheduled to vest as of or within 60 days after March 8, 2016.

(10)	The shares of common stock shown as beneficially owned by Mr. Gerhard include 10,442 stock appreciation rights he has the right to exercise as of or within 60 days after March 8, 2016, and excludes 8,194 unvested restricted stock units that are not scheduled to vest as of or within 60 days after March 8, 2016.

(11)	The shares of common stock shown as beneficially owned by Mr. Fairbanks excludes 9,504 unvested restricted stock units that are not scheduled to vest as of or within 60 days after March 8, 2016.

(12)	The shares of common stock shown as beneficially owned by Mr. Scripter excludes 10,816 unvested restricted stock units that are not scheduled to vest as of or within 60 days after March 8, 2016.

(13)	The shares of common stock shown as beneficially owned by Ms. Robinson include 35,588 stock appreciation rights she has the right to exercise, as of or within 60 days after March 8, 2016, and excludes 1,209 unvested restricted stock units that are not scheduled to vest as of or within 60 days after March 8, 2016.

(14)	The shares of common stock shown as beneficially owned by Mr. Merlotti include 22,250 stock appreciation rights he has the right to exercise as of or within 60 days after March 8, 2016, and excludes 1,209 unvested restricted stock units that are not scheduled to vest as of or within 60 days after March 8, 2016.

(15)	The shares of common stock shown as beneficially owned by Mr. Posey include 15,339 stock appreciation rights he has the right to exercise as of or within 60 days after March 8, 2016, and excludes 1,399 unvested restricted stock units that are not scheduled to vest as of or within 60 days after March 8, 2016.

(16)	The shares of common stock shown as beneficially owned by Mr. Gratz include 12,934 stock appreciation rights he has the right to exercise as of or within 60 days after March 8, 2016, and excludes 1,209 unvested restricted stock units that are not scheduled to vest as of or within 60 days after March 8, 2016.

(17)	The shares of common stock shown as beneficially owned by Mr. Golden include 4,710 stock appreciation rights he has the right to exercise as of or within 60 days after March 8, 2016, and excludes 1,209 unvested restricted stock units that are not scheduled to vest as of or within 60 days after March 8, 2016.

(18)	The shares of common stock shown as beneficially owned by Mr. Volas include 2,938 stock appreciation rights he has the right to exercise as of or within 60 days after March 8, 2016, and excludes 1,209 unvested restricted stock units that are not scheduled to vest as of or within 60 days after March 8, 2016.

(19)	The shares of common stock shown as beneficially owned by all directors and executive officers as a group include a total of 234,747 stock appreciation rights they have the right to exercise as of or within 60 days after March 8, 2016, and excludes 91,199 unvested restricted stock units that are not scheduled to vest as of or within 60 days after March 8, 2016.

ELECTION OF DIRECTORS

(Proposal 1)

Nominees for Election as Directors

The Company’s certificate of incorporation provides that the Board is to be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The current terms of office of the three current classes of directors expire at this annual meeting, at the annual meeting of stockholders in 2017 and at the annual meeting of stockholders in 2018, respectively. Upon the expiration of the term of office of each class, the nominees for such class will be elected for a term of three years to succeed the directors whose terms of office expire.

In accordance with the recommendation of the Nominating/Corporate Governance Committee, James E. Cline, Michael F. Golden and Richard E. Posey have been nominated by the Board for election to the class with a three-year term that will expire at the annual meeting of stockholders in 2019. Mr. Cline has served on the Board since his appointment in August 2015, Mr. Golden has served on the Board since his appointment in February 2013, and Mr.  Posey has served on the Board since his appointment in May 2009.

Approval of Nominees

Approval of the nominees requires the affirmative vote of a plurality of the votes cast at the annual meeting. Abstentions and broker non-votes will have no effect on the election of directors, which is by plurality of the votes cast in person or by proxy. Brokers may vote their shares in favor of directors if they have voting instructions from the beneficial owners of the shares. Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy FOR the election of each of the nominees. If any of the nominees should become unable or unwilling to serve as a director, the persons named in the proxy intend to vote for the election of such substitute nominee for director as the Board may recommend. It is not anticipated that any of the nominees will be unable or unwilling to serve as a director.

The Board unanimously recommends that the stockholders of the Company vote FOR the election of the nominees to serve as directors.

Information About Nominees and Continuing Directors

Biographical information concerning each of the nominees and each of the directors continuing in office is presented below.

Nominees for Election for Three-Year Terms

Name	Age	Director Since
James E. Cline	64	2015
Michael F. Golden	62	2013
Richard E. Posey	69	2009

James E. Cline has served as President and Chief Executive Officer of the Company since August 17, 2015. He previously served as Senior Vice President and Chief Financial Officer between August 2013 and August 2015, and as Vice President and Chief Financial Officer between March 2008 and July 2013. Mr. Cline served from July 2005 through December 2007 as the President of Harsco GasServ, a subsidiary of Harsco Corporation and a manufacturer of containment and control equipment for the global gas industry. From January 2008 through February 2008, in connection with the purchase of Harsco GasServ by Taylor-Wharton International LLC, which was owned by Windpoint Partners Company, Mr. Cline served as a consultant to the buyers by providing transition management and financial services. From April 1994 through June 2005, Mr. Cline served as the Vice President and Controller of Harsco GasServ. Mr. Cline served in various capacities with Huffy Corporation from June 1976 to February 1994, including as the Director of Finance of its True Temper Hardware subsidiary, a manufacturer of lawn care and construction products with nine manufacturing locations in the United States, Canada and Ireland. Mr. Cline received a B.S.B.A. degree in accounting from Bowling Green State University.

Mr. Cline was appointed to the Board in August 2015 upon his promotion to President and Chief Executive Officer. Mr. Cline was nominated to the Board specifically because the Board felt it was important to have another board member with significant financial expertise in this industry and also because the board believes it is in the best interest of the Company that the Chief Executive Office be a member of the Board.

Michael F. Golden is retired. He served as President and Chief Executive Officer of Smith and Wesson Holding Corporation, a manufacturer of firearms and firearms-related products and accessories, from December 2004 until his retirement in September 2011, and currently serves as a director of such company. Mr. Golden was employed in various executive positions with the Kohler Company, which manufactures kitchen and bath plumbing fixtures, furniture, tile, engines, and generators, and operates resorts, from February 2002 until December 2004, with his most recent position being the President of its Cabinetry Division. Mr. Golden was the President of Sales for the Industrial/Construction Group of the Stanley Works Company, which manufactures tools and hardware, from 1999 until 2002; Vice President of Sales for Kohler’s North American Plumbing Group from 1996 until 1998; and Vice President, Sales and Marketing for a division of The Black & Decker Corporation, which manufactures tools and hardware, where he was employed from 1981 until 1996. Mr. Golden also serves on the Board of Directors of Quest Resources Holding Company. He received a B.S. degree in Marketing from Pennsylvania State University and a M.B.A. degree from Emory University.

Mr. Golden was appointed to the Board in February 2013 and renominated this year specifically because the Board felt it was important to find and include an additional member with experience as a chief executive officer and experience in growing branded consumer products companies.

Richard E. Posey is retired. He served as President and Chief Executive Officer of Moen Incorporated, a manufacturer of faucets, from January 2002 until his retirement in September 2007. Prior to joining Moen, Mr. Posey was President and Chief Executive Officer of Hamilton Beach / Proctor Silex, Inc., a manufacturer of small kitchen appliances, for five years. Mr. Posey began his career at S.C. Johnson & Son, a supplier of cleaning and other household products, where for 22 years he served in a series of increasingly responsible management positions, both overseas and in the U.S., culminating with Executive Vice President, Consumer Products, North America. Mr. Posey is a Founding Trustee, Virginia Commonwealth University School of Engineering Foundation. He received a B.A. degree in English from The University of Southern California and a M.B.A. degree from The University of Michigan.

Mr. Posey was appointed by the Board in May 2009 and renominated this year because the Committee felt it was important to find and include a member with consumer product experience. Mr. Posey was primarily chosen due to his professional experience as a chief executive of a number of consumer product companies, and his experience in sales and marketing of consumer products.

Directors Whose Terms Expire in 2017

Name	Age	Director Since
Jay M. Gratz	63	2007
Ronald W. Kaplan	64	2008
Gerald Volas	61	2014

Jay M. Gratz has served as the Chief Financial Officer of VisTracks, Inc., an application enabling platform service provider, since March 2010, and a director of such company since April 2010. Mr. Gratz was a partner in Tatum LLC, a national executive services and consulting firm that focuses on the needs of the Office of the CFO between February 2010 and March 2010. From October 2007 through February 2010, Mr. Gratz was an independent consultant. From 1999 through October 2007, Mr. Gratz served as Executive Vice President and Chief Financial Officer of Ryerson Inc., a metals processor and distributor, and as President of Ryerson Coil Processing Division from November 2001 until October 2007. Mr. Gratz served as Vice President and Chief Financial Officer of Inland Steel Industries, a steel company, from 1994 through 1998, and served in various other positions, including Vice President of Finance, within that company since 1975. Mr. Gratz is a Certified Public Accountant. He received a B.A. degree in economics from State University of New York in Buffalo and an M.B.A. degree from Northwestern University Kellogg Graduate School of Management.

Mr. Gratz was appointed to the Board in 2007 specifically because the Board felt it was important to find a member with extensive financial experience. Mr. Gratz is a Certified Public Accountant, served as a chief financial officer of another respected public company, and has experience dealing with a wide-range of financial issues that the Board feels is beneficial to the Company. In addition, the Board also believed that Mr. Gratz could potentially serve as Chairman of the Audit Committee in the future (in which position he is now currently serving).

Ronald W. Kaplan retired as President and Chief Executive Officer of the Company on August 17, 2015, and remains the Chairman. He served as Chairman, President and Chief Executive Officer of the Company between May 2010 and August 2015. From January 2008 to May 2010, Mr. Kaplan served as President and Chief Executive Officer of the Company. From February 2006 through December 2007, Mr. Kaplan served as Chief Executive Officer of Continental Global Group, Inc., a manufacturer of bulk material handling systems. For 26 years prior to this, he was employed by Harsco Corporation, an international industrial services and products company, at which he served in a number of capacities, including as Senior Vice President-Operations, and, from 1994 through 2005, as President of Harsco’s Gas Technologies Group, which manufactures containment and control equipment for the global gas industry. He received a B.A. degree in economics from Alfred University and an M.B.A. degree from the Wharton School of Business, University of Pennsylvania.

Mr. Kaplan was hired by the Company in January 2008 as its President and Chief Executive Officer. The Board believed that the Company at that time would greatly benefit from someone with prior professional experience as a chief executive officer of manufacturing companies, including experience leading companies through financial and operational “turnarounds”, which the Board felt was important experience for the Company at that time. Mr. Kaplan was appointed to the Board in 2008 because the Board believes that the Chief Executive Officer of the Company should serve on the Board.

Gerald Volas has served as Chief Executive Officer and a director of TopBuild Corp., a leading installer and distributor of insulation products, since June 2015. Between 1982 and June 2015, Mr. Volas was employed by Masco Corporation, one of the world’s leading manufacturers of brand-name products for the home improvement and new home construction industries, in various positions of increasing responsibility. Between February 2005 and June 2015, he served as a Group Executive responsible for almost all of Masco’s operating companies at one time or another. From April 2001 to February 2005, he served as President of Liberty Hardware, a Masco operating company, from January 1996 to April 2001, he served as a Group Controller supporting a variety of Masco operating companies, and from May 1982 to January 1996, he served in progressive financial roles including Vice President/Controller at BrassCraft Manufacturing Company, a Masco operating company. Mr. Volas is a Certified Public Accountant. He received a Bachelor of Business Administration degree from the University of Michigan.

Mr. Volas was appointed to the Board in March 2014 because of his professional experience as an executive of a consumer products company, with additional specific experience in the home improvement and new home construction industry. In addition, the Board felt it was important to find a member with extensive financial experience. Mr. Volas is a Certified Public Accountant, and has experience dealing with a wide-range of financial issues that the Board feels is beneficial to the Company, and could potentially serve as Chairman of the Audit Committee in the future.

Directors Whose Terms Expire in 2018

Name	Age	Director Since
Frank H. Merlotti, Jr.	65	2006
Patricia B. Robinson	63	2000

Frank H. Merlotti, Jr. is retired. He served as President of the Coalesse business unit of Steelcase, Inc., a manufacturer of office furniture and furniture systems, from October 2006 until his retirement in September 2013, and as President of Steelcase North America from September 2002 through September 2006. Mr. Merlotti served as President and Chief Executive Officer of G&T Industries, a manufacturer and distributor of fabricated foam and soft-surface materials for the marine, office furniture and commercial building industries, from August 1999 to September 2002. From 1991 through 1999, Mr. Merlotti served as President and Chief Executive Officer of Metropolitan Furniture Company, a Steelcase Design Partnership company. From 1985 through 1990, Mr. Merlotti served as General Manager of the Business Furniture Division of G&T Industries.

Mr. Merlotti was appointed to the Board in February 2006 due to his professional experience as a chief executive of a consumer product company, and his experience in sales and marketing of consumer products. As a consumer products company where sales and marketing efforts are critical to its success, the Board believes this is important experience to have on the Board.

Patricia B. Robinson has been an independent consultant since 1999. From 1977 to 1998, Ms. Robinson served in a variety of positions with Mead Corporation, a forest products company, including President of Mead School and Office Products, Vice President of Corporate Strategy and Planning, President of Gilbert Paper, Plant Manager of a specialty machinery facility and Product Manager for new packaging product introductions. She received a B.A. degree in economics from Duke University and a M.B.A. degree from the Darden School at the University of Virginia.

Ms. Robinson was appointed to the Board in November 2000 as one of the first outside independent directors of the Company due to her professional experience as a President of a consumer products company and her experience with strategic planning and new product introductions. As a consumer products company that continues to innovate with new products, the Board believes this is important experience to have on the Board.

Board of Directors and Committees of the Board of Directors

The Board currently consists of eight directors.

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee. During the Company’s 2015 fiscal year, the Board held five meetings, the Audit Committee held four meetings, the Compensation Committee held five meetings, and the Nominating/Corporate Governance Committee held four meetings. During 2015, each director attended at least 75% of the aggregate of the total number of meetings of the Board and of each committee of the Board on which such director served.

It is the Company’s policy that all directors should attend the annual meetings of the Company’s stockholders. All of the directors attended the annual meeting of stockholders in 2015, other than Mr. Volas and Ms. Robinson.

The Board does not have a strict retirement age for directors. However, the Board does believe that once a director attains a certain age, the Board should carefully consider whether such director’s continued service on the Board is in the best interests of the Company. The Company’s Corporate Governance Principles provide that at the adjournment of each annual meeting of stockholders, any director who is then age 75 or older shall tender his or her resignation to the Board, at which time the Board may elect to either accept such resignation or request that such director continue to serve on the Board.

Board Leadership Structure and Risk Oversight

Our Board is currently led by a non-executive Chairman, Mr. Kaplan, who retired as the Company’s President and Chief Executive Office on August 17, 2015. Our Board determined that retaining Mr. Kaplan as Chairman, despite him retiring as chief executive officer, was in the best interests of the Company because it allows the Company to benefit from Mr. Kaplan’s significant experience and accumulated expertise about the Company’s industry and the Company’s internal policies, practices and procedures to effectively and expertly guide the Board. Mr. Kaplan’s familiarity with the Company’s executives reinforces that the Board and executives will operate with continuity and common purpose. The Board determined that having Mr. Kaplan serve as chairman will allow Mr. Cline, the Company’s President and Chief Executive Officer effective August 17, 2015 to focus on executing the Company’s strategy and manage operations and performance. The Board is further comprised of a Lead Independent Director, an independent Audit Chairman, an independent Compensation Committee Chairman, and an independent Nominating/ Corporate Governance Chairman. These independent positions align with Company’s corporate governance policies and practices and assure adequate independence of the Board.

Mr. Merlotti currently serves as the Company’s Lead Independent Director for a term of two years, which ends in 2016. Mr. Merlotti is an experienced former chief executive officer. (For additional information regarding Mr. Merlotti’s professional experience, please see “Proposal 1 — Election of Directors”.) Pursuant to the Company’s Corporate Governance Principles, the responsibilities of the Lead Independent Director may include: presiding at executive sessions of the independent directors; presiding at Board meetings in the absence of the Chairman; making recommendations and consulting with management with regard to Board meeting agendas, materials and schedules; and serving as a liaison between the independent directors and members of senior management.

Our Board also has three key committees:

•	Audit Committee, chaired by Mr. Gratz;

•	Compensation Committee, chaired by Mr. Posey; and

•	Nominating/ Corporate Governance Committee, chaired by Mr. Merlotti.

Each of these committees plays an important role in the governance and leadership of our Board and each is chaired by an independent director with significant business experience.

The Board of Directors’ Role in Risk Oversight. Our Board recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities to the Company and its stockholders. While the Chief Executive Officer and other members of our senior leadership team are responsible for the day-to-day management of risk, our Board is responsible for ensuring that an appropriate culture of risk management exists within the Company and for setting the right “tone at the top,” overseeing our aggregate risk profile, and assisting management in addressing specific risks, such as strategic and competitive risks, financial risks, brand and reputation risks, legal risks, regulatory risks, and operational risks.

The Board believes that its current leadership structure best facilitates its oversight of risk by combining independent leadership, through the Lead Independent Director, independent board committees, and majority independent board composition, with an experienced Chairman and an experienced Chief Executive Officer who each have intimate knowledge of our business, history, and the complex challenges we face. The Chief Executive Officer’s in-depth understanding of these matters and involvement in the day-to-day management of the Company uniquely positions him to promptly identify and raise key business risks to the Board, call special meetings of the Board when necessary to address critical issues, and focus the Board’s attention on areas of concern. The Chairman, Lead Independent Director, independent committee chairs and other directors also are experienced executives who can and do raise issues for Board consideration and review, and are not hesitant to challenge management. The Board believes there is a well-functioning and effective balance between the Lead Independent Director, independent board members, the Chairman, and the Chief Executive Officer, which enhances risk oversight.

The Board exercises its oversight responsibility for risk both directly and through its three standing committees. Throughout the year, the Board and each committee spend a portion of their time reviewing and discussing specific risk topics. The full Board is kept informed of each committee’s risk oversight and related activities through regular oral reports from the committee chairs, and committee meeting minutes are available for review by all directors. Strategic, operational and competitive risks also are presented and discussed at the Board’s quarterly meetings, and more often as needed. On at least an annual basis, the Board conducts a review of our long-term strategic plans and members of senior management report on our top risks and the steps management has taken or will take to mitigate these risks. At each quarterly meeting, or more often as necessary, our Chief Executive Officer provides written and/or oral reports to the Board on the critical issues we face, and each executive officer reports on recent developments in their respective operating area. These reports include a discussion of business risks as well as a discussion regarding enterprise risk. In addition, at each quarterly meeting, or more often as necessary, the General Counsel updates the Board on material legal and regulatory matters.

The Audit Committee is responsible for reviewing the framework by which management discusses our risk profile and risk exposures with the full Board and its committees. The Audit Committee meets regularly with our Chief Financial Officer, independent auditor, internal auditor, General Counsel, and other members of senior management to discuss our major financial risk exposures, financial reporting, internal controls, credit and liquidity risk, compliance risk, and key operational risks. The Audit Committee meets regularly in separate executive sessions with the independent auditor and internal auditor, as well as with committee members only, to facilitate a full and candid discussion of risk and other issues.

The Compensation Committee is responsible for overseeing human capital and compensation risks, including evaluating and assessing risks arising from our compensation policies and practices for all employees and ensuring executive compensation is aligned with performance. The Compensation Committee also is charged with monitoring our incentive and equity-based compensation plans, including employee pension and benefit plans, reviewing and retaining compensation advisers, and considering the results of the say-on-pay vote and determine what adjustments, if any, are necessary or appropriate for the Company to make to its compensation policies and practices in light of such vote.

The Nominating/ Corporate Governance Committee oversees risks related to our overall corporate governance, including Board and committee composition, Board size and structure, Board compensation, director independence, and our corporate governance profile and ratings. The Committee also is actively engaged in overseeing risks associated with succession planning for the Board and management.

Director Independence. The Board has affirmatively determined that all of the current directors, other than Mr. Kaplan, who is the Company’s Chairman, and Mr. Cline, who is the Company’s President and Chief Executive Officer, are “independent” of the Company within the independence guidelines governing companies listed on the New York Stock Exchange, or “NYSE”. For a director to be “independent” under the NYSE guidelines, the Board must affirmatively determine that the director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company.

The Board has adopted the following categorical standards of independence to assist it in determining whether a director has a material relationship with the Company. The following relationships between a director and the Company will not be considered material relationships that would preclude a finding by the Board that the director is independent under the NYSE guidelines:

•	employment of the director or the director’s immediate family member by another company that makes payments to, or receives payments from, the Company or any of its subsidiaries for property or services in an amount which, in any single fiscal year, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues; and

•	a relationship of the director or the director’s immediate family member with a charitable organization, as an executive officer, board member, trustee or otherwise, to which the Company or any of its subsidiaries has made charitable contributions of not more than $50,000 annually in any of the last three years.

Consistent with the NYSE guidelines, the Company’s corporate governance principles require the Company’s non-management directors to meet at least once each quarter without management present and, if the group of non-management directors includes any director who is not independent under NYSE guidelines, to meet at least once each year with only the independent directors present. Prior to August 2015, all of the Company’s non-management directors were independent under NYSE guidelines. Upon Mr. Kaplan’s retirement as chief executive officer in August 2015, Mr. Kaplan became a non-management, non-independent director. The Company’s non-management directors held five executive sessions in 2015. Mr. Merlotti, as Lead Independent Director, acted as presiding director for each such executive session of non-management directors prior to August 2015, and Mr. Kaplan, as Chairman, acted as presiding director for each such executive session of non-management directors subsequent to August 2015. Subsequent to August 2015, the Company’s independent directors held one executive meeting, at which Mr. Merlotti presided.

Audit Committee. The Audit Committee of the Board is a standing committee composed of four non-employee directors who meet the independence and expertise requirements of the NYSE listing standards. Pursuant to SEC rules, the Board has determined that Jay M. Gratz and Gerald Volas are “audit committee financial experts,” as such term is defined for purposes of Item 407 of Regulation S-K promulgated by the SEC, and are independent of management. The Audit Committee held four meetings during 2015. The Audit Committee currently consists of Mr. Gratz, who is the Chairman, Mr. Golden, Mr. Posey, and Mr. Volas.

The Audit Committee operates under a written charter that is reviewed annually. The Audit Committee is responsible, among its other duties, for engaging, overseeing, evaluating and replacing the Company’s independent registered public accounting firm, pre-approving all audit and non-audit services by the independent registered public accounting firm, reviewing the scope of the audit plan and the results of each audit with management and the independent registered public accounting firm, reviewing the internal audit function, reviewing the adequacy of the Company’s system of internal controls over financial reporting and disclosure controls and procedures, reviewing the financial statements and other financial information included in the Company’s annual and quarterly reports filed with the SEC, and exercising oversight with respect to the Company’s code of conduct and ethics and other policies and procedures regarding adherence with legal requirements. The Audit Committee has the authority to retain and terminate any third-party consultants and to obtain advice and assistance from internal and external legal, accounting and other advisers. The Audit Committee is authorized to delegate its authority to subcommittees as determined to be necessary or advisable. A current version of the Audit Committee charter is available through the Company’s website at www.trex.com/our-company/corporate-governance/committees-charters/.

Compensation Committee. The Compensation Committee of the Board is a standing committee composed of four non-employee directors who meet the independence requirements of the NYSE listing standards. The Compensation Committee held five meetings during 2015. The Compensation Committee currently consists of Mr. Posey, who is the Chairman, Mr. Gratz, Mr. Merlotti and Ms. Robinson.

The Compensation Committee operates under a written charter that is reviewed annually. Pursuant to its charter, the principal functions of the Compensation Committee are to review, determine and approve the compensation and benefits of the Company’s Chief Executive Officer, or “CEO,” and the other executive officers named in the Summary Compensation Table following the Compensation Discussion and Analysis section of this proxy statement, or “named executive officers,” as well as Vice Presidents who report directly to the CEO, and to administer the Company’s employee benefit programs, including its 2014 Stock Incentive Plan, 1999 Employee Stock Purchase Plan, annual cash incentive plan, and other incentive compensation plans, benefits plans and equity-based plans.

The Compensation Committee has the authority to retain and terminate any third-party compensation consultant and to obtain advice and assistance from internal and external legal, accounting and other advisers. (See the Compensation Discussion and Analysis section of this proxy statement for information regarding the practices of the Compensation Committee, including the role of the executive officers and the Compensation Committee’s compensation consultant in determining or recommending the amount and form of compensation paid to the named executive officers.) The Compensation Committee is authorized to delegate its authority to subcommittees as determined to be necessary or advisable. A current version of the Compensation Committee charter is available through the Company’s website at www.trex.com/our-company/corporate-governance/committees-charters/.

Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee of the Board is a standing committee composed of four non-employee directors who meet the independence requirements of the NYSE listing standards. The Nominating/Corporate Governance Committee held four meetings during 2015. The Nominating/Corporate Governance Committee currently consists of Mr. Merlotti, who is Chairman, Mr. Golden, Ms. Robinson and Mr. Volas.

The Nominating/Corporate Governance Committee operates under a written charter that is reviewed annually. The Nominating/Corporate Governance Committee is responsible for recommending candidates for election to the Board and for making recommendations to the Board regarding corporate governance matters, including Board size and membership qualifications, Board committees, corporate organization, non-employee director compensation, succession planning for officers and key executives, programs for training and development of executive-level employees, and stockholder proposals regarding these matters. The Nominating/Corporate Governance Committee has the authority to retain and terminate any search firm engaged to identify director candidates, and to obtain advice and assistance from outside counsel and any other advisors, as it deems appropriate in its sole discretion. The Nominating/Corporate Governance Committee is authorized to delegate its authority to subcommittees as determined to be necessary or advisable. A current version of the Nominating/Corporate Governance Committee charter is available through the Company’s website at www.trex.com/our-company/corporate-governance/committees-charters/.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was an officer or employee of the Company or any subsidiary of the Company during 2015. There are no interlock relationships as defined in the applicable SEC rules.

Director Nominations Policy

The Board has, by resolution, adopted a director nominations policy. The purpose of the nominations policy is to set forth the process by which candidates for directors are selected. The nominations policy is administered by the Nominating/Corporate Governance Committee of the Board.

The Board does not currently prescribe any minimum qualifications for director candidates. Consistent with the criteria for the selection of directors approved by the Board, the Nominating/Corporate Governance Committee will take into account the Company’s current needs and the qualities needed for Board service, including experience and achievement in business, finance, technology or other areas relevant to the Company’s activities; reputation, ethical character and maturity of judgment; diversity of viewpoints, backgrounds and experiences; absence of conflicts of interest that might impede the proper performance of the responsibilities of a director; independence under SEC and NYSE rules; service on other boards of directors; sufficient time to devote to Board matters; ability to work effectively and collegially with other Board members; and diversity. In considering the diversity of candidates, the Committee considers an individual’s background, professional experience, education and skill, race, gender and/or national origin. In the case of incumbent directors whose terms of office are set to expire, the Nominating/Corporate Governance Committee will review such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance and any transactions of such directors with the Company during their term.

For those potential new director candidates who appear upon first consideration to meet the Board’s selection criteria, the Nominating/Corporate Governance Committee will conduct appropriate inquiries into their background and qualifications and, depending on the result of such inquiries, arrange for in-person meetings with the potential candidates.

The Nominating/Corporate Governance Committee may use multiple sources for identifying director candidates, including its own contacts and referrals from other directors, members of management, and Trex Company’s advisers. The Nominating/Corporate Governance Committee has used in the past, and may use in the future, the services of an executive search firm to help identify candidates for directors who meet the qualifications outlined above. The search firm screens the candidates, conducts reference checks, prepares a biography of each candidate for committee review and assists in arranging interviews.

The Committee will also consider director candidates recommended by stockholders and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources. In making recommendations for director nominees for the annual meeting of stockholders, the Nominating/Corporate Governance Committee will consider any written recommendations of director candidates by stockholders received by the Secretary of the Company no later than 120 days before the anniversary of the previous year’s annual meeting of stockholders. Recommendations must include the candidate’s name and contact information and a statement of the candidate’s background and qualifications, and must be mailed to Trex Company, Inc., 160 Exeter Drive, Winchester, Virginia 22603-8605, Attention: Secretary.

The nominations policy is intended to provide a flexible set of guidelines for the effective functioning of the Company’s director nominations process. The Nominating/Corporate Governance Committee intends to review the nominations policy as it considers advisable and anticipates that modifications may be necessary from time to time as the Company’s needs and circumstances evolve, and as applicable legal or listing standards change. The Nominating/Corporate Governance Committee may amend the nominations policy at any time.

The Company’s bylaws provide that any stockholder wishing to nominate persons for election as directors at an annual meeting must deliver to the Secretary of the Company at the Company’s principal office in Winchester, Virginia a written notice of the stockholder’s intention to make such a nomination. The stockholder generally is required to furnish the notice no earlier than 120 days and no later than 90 days before the first anniversary of the preceding year’s annual meeting. The notice must contain the information required by the bylaws.

Communications with the Board of Directors; Reporting Questionable Accounting, Internal Accounting Controls and Auditing Matters

The Board welcomes communications from its stockholders and other interested parties and has adopted a procedure for receiving and addressing those communications. Security holders and other interested parties may communicate any concerns they may have about the Company directly and confidentially to either the full Board or the non-management directors as a group, or an individual director, by writing to: “Board of Directors” or “Non-Management Directors” or Name of Individual Director, Trex Company, Inc., 160 Exeter Drive, Winchester, VA 22603-8605, Attention: Secretary, or by calling the Company’s Governance Hotline (800-719-4916). An independent third-party vendor maintains the Governance Hotline. To maintain the caller’s anonymity, calls are passed through proprietary filters to “mask” the caller’s voice and the originating phone number is removed from the associated audio file. A caller wishing to be identified may indicate his or her name in the message. All calls are forwarded to the Trex Secretary and Chief Financial Officer. The Secretary then reviews and forwards all communications to the Board member or members that the caller designates, except for those communications that are outside the scope of Board matters or duplicative of other communications previously forwarded to the intended recipients. The Secretary will retain copies of all communications and maintain a record of whether the communications were forwarded and, if not, the reason why not.

Any individual, whether an employee or third party, may report to the Audit Committee any information relating to questionable accounting, internal accounting controls and auditing matters by writing to Trex Company, Inc., Audit Committee Chairman, c/o Woods Rogers PLC, 901 East Byrd Street, Suite 1550, Richmond, VA 23219, or by calling the Company’s Governance Hotline. As stated above, an independent third-party vendor maintains the Governance Hotline, and to maintain the caller’s anonymity, calls are passed through proprietary filters to “mask” the caller’s voice and the originating phone number is removed from the associated audio file. A caller wishing to be identified may indicate his or her name in the message. All calls are forwarded to the Chairman of the Audit Committee. If anyone wants to submit relevant records, they should be mailed to the above address.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than 10% of the Company’s common stock to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. The reporting persons are required by rules of the SEC to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon a review of Section 16(a) reports furnished to the Company for fiscal 2015 or written representations that no other reports were required, the Company believes that the foregoing reporting persons complied with all filing requirements for fiscal 2015.

Availability of Code of Conduct and Ethics, Bylaws, Corporate Governance Principles, and Committee Charters

We have adopted a code of conduct and ethics, which is applicable to all of our directors, officers and employees, including our Chief Executive Officer and Chief Financial Officer. We make available on our web site, at www.trex.com, and in print to any stockholder who requests them, copies of our code of conduct and ethics, our Bylaws, our corporate governance principles and the charters of each standing committee of our board of directors. Requests for copies of these documents should be directed to Corporate Secretary, Trex Company, Inc., 160 Exeter Drive, Winchester, Virginia 22603-8605. To the extent required by SEC rules, we intend to disclose any amendments to our code of conduct and ethics, and any waiver of a provision of the code with respect to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on our web site referred to above within four business days following any such amendment or waiver, or within any other period that may be required under SEC rules from time to time.

DIRECTOR COMPENSATION

Non-employee directors of the Company receive cash and stock-based compensation under the Trex Company, Inc. Amended and Restated 1999 Incentive Plan for Outside Directors, or “Outside Director Plan.” The Outside Director Plan is administered by the Nominating/Corporate Governance Committee. The Outside Director Plan provides that all equity grants issued under such Plan are issued pursuant to the Trex Company, Inc. 2014 Stock Incentive Plan, or “2014 Stock Incentive Plan”, which was approved by stockholders at the Company’s 2014 annual meeting.

The Nominating/Corporate Governance Committee is responsible for making recommendations to the Board regarding non-employee director compensation. In accordance with this authority, the Nominating/Corporate Governance Committee utilizes the Compensation Committee’s independent compensation consultant, Hay Group, to advise the Nominating/Corporate Governance Committee on matters related to director compensation.

The Company’s director compensation program was reviewed by Hay Group in 2015 relative to the Company’s peer group. The Company’s peer group is reviewed each year by Hay Group, and the peer group utilized in such study was as follows:

AAON, Inc.	Landec Corp.
American Woodmark Corp.	L.B. Foster Company
Apogee Enterprises, Inc.	Patrick Industries, Inc.
Deltic Timber Corp.	PGT, Inc.
Gibraltar Industries, Inc.	Quanex Building Products Corporation
Insteel Industries, Inc.	Simpson Manufacturing, Inc.
Kadant Inc.	Twin Disc, Inc.

The Hay Group review indicated that the non-employee directors’ total annual compensation (consisting of cash and equity-based compensation) was approximately at the 25th percentile of the Company’s peer group. Based upon the Nominating/Corporate Governance Committee’s desire to have director compensation approximate the median of its peer group, Hay Group provided pay level and pay structure alternatives for the Committee’s consideration. Based on Hay Group’s analysis, the Committee recommended and the Board approved certain modifications to the Outside Director Plan in October 2015. The elements of the non-employee director compensation package under the Outside Director Plan, as modified, are as follows:

•	Upon initial appointment to the Board, non-employee directors receive awards of options, stock appreciation rights (“SARs”), restricted shares, restricted stock units or any combination thereof (as determined by the Nominating/Corporate Governance Committee) valued at $55,000.

•	For service on the Board, each non-employee director receives an annual fee of $50,000, and an annual award of options, SARs, restricted shares, restricted stock units or any combination thereof (as determined by the Nominating/Corporate Governance Committee) valued at $70,000. (Prior to such modification, such amounts were $40,000 and $55,000, respectively.)

•	Any non-employee director who serves as Chairman of the Board will receive an additional $60,000, and any director who serves as Lead Independent Director will receive an additional $15,000. (Prior to such modifications, such amounts were $30,000 and $12,500, respectively.)

•	The chairman of the Audit Committee receives an annual committee fee of $12,500, the chairman of the Compensation Committee receives an annual committee fee of $9,000, and the chairman of the Nominating/Corporate Governance Committee receives an annual committee fee of $7,500. (Prior to the modifications, such amounts were $12,500, $7,500 and $7,500, respectively.)

•	Each member of the Audit Committee (other than the chairman) receives an annual committee fee of $8,500, each member of the Compensation Committee (other than the chairman) receives an annual committee fee of $6,500 and each member of the Nominating/Corporate Governance Committee (other than the chairman) receives an annual committee fee of $5,000. (Prior to such modifications, such amounts were $7,500, $5,000 and $5,000, respectively.)

•	The $50,000 annual director fee and the annual committee fees are paid in four equal quarterly installments in arrears on the first business day following each quarter of the fiscal year in which the eligible director completes board or committee service. Such fees are paid in the form of cash, provided that a director may elect to receive all or any portion of such fees in the form of a grant of options, SARs, restricted shares, restricted stock units or any combination thereof (as determined by the Nominating/Corporate Governance Committee). The fiscal year of the Outside Director Plan is July 1 through June 30.

•	The annual grants of equity are made in arrears on the date of the first regularly scheduled Board meeting after June 30 of each year.

•

All grants of restricted shares or restricted stock units vest one year after grant provided that the grants will immediately vest in the event of death, disability, retirement, or termination in connection with a change in control. All grants of SARs or stock options vest immediately upon grant and have a term of ten years (provided that the term is extended for one year if the director dies during the tenth year of the SAR or stock option term). Upon the termination of a non-employee director’s service for any reason (other than for cause), the director will have the right, at any time within five years after the date of termination of service and before the termination of the SAR or stock option, to exercise any SAR or stock option held by the director on the service termination date.

•	All fees described above paid in arrears are pro-rated for any partial periods served.

The Outside Director Plan is designed to deliver annual cash compensation and equity compensation at the median of the Company’s peer group. The Outside Director Plan is designed to deliver compensation approximately 50% in cash and 50% in equity (assuming a director does not elect to receive additional equity in lieu of cash, as discussed above), with the objective of appropriately balancing the pay of non-employee directors for their service while linking their compensation closely to returns to stockholders through the potential for enhanced value from future stock price appreciation. Directors are also reimbursed for actual travel expenses.

The Company does not provide pensions, medical benefits or other benefit programs to non-employee directors.

In 2013, the Board adopted Stock Ownership Guidelines applicable to non-employee directors, pursuant to which each non-employee director is required to own and hold, as a minimum, that number of shares of the Company’s common stock having a market value of at least 3 times the director’s annual cash retainer. For purposes of the guidelines, common stock includes shares of common stock no matter how acquired (i.e., vesting of restricted shares or restricted stock units, or purchased on the open market), and unvested restricted shares and restricted stock units. Directors have 5 years from the adoption of the guidelines or 5 years from becoming a director, whichever occurs later, to comply with the ownership requirements. Notwithstanding the foregoing, each director meets the current minimum requirements other than Mr. Volas, who was appointed to the Board in March 2014.

In 2013, the Board also adopted, on a voluntary basis and in advance of final Dodd-Frank Act hedging rules, an Anti-Hedging and Anti-Pledging Policy that applies to non-employee directors. This policy prohibits our directors from purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of Company equity (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, or exchange funds), or pledging, hypothecating, or otherwise encumbering Company equity as collateral for indebtedness.

(See discussion in Compensation Discussion and Analysis under the “Stock Ownership Guidelines” and “Anti-Hedging and Anti-Pledging Policy” sections under “Additional Information on Our Program.” for discussion of the Stock Ownership Guidelines and Anti-Hedging and Anti-Pledging Policy as applicable to our executive officers.)

The table below shows compensation paid to the non-employee directors for their service in 2015.

2015 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	SAR Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Michael F. Golden (2)	55,250	55,000	—	—	—	—	110,250
Jay M. Gratz (3)	60,375	55,000	—	—	—	—	115,375
Ronald W. Kaplan (4)	36,060	—	—	—	—	—	36,060
Frank H. Merlotti Jr. (5)	68,500	55,000	—	—	—	—	123,500
Richard E. Posey (6)	29,063	84,063	—	—	—	—	113,126
Patricia B. Robinson (7)	52,875	55,000	—	—	—	—	107,875
Gerald Volas (8)	55,250	55,000	—	—	—	—	110,250

(1)	Amounts represent the grant date fair value determined in accordance with FASB ASC Topic 718 of grants made in 2015. Assumptions used in the calculation of these amounts are included in note 10 to the Company’s audited financial statements in the 2015 Form 10-K, as filed with the SEC.

(2)	Mr. Golden served as a member of the Audit Committee and the Nominating/Corporate Governance Committee in 2015. Mr. Golden did not elect to receive any of his cash compensation in the form of equity.

(3)	Mr. Gratz served as the chairman of the Audit Committee and a member of the Compensation Committee in 2015. Mr. Gratz did not elect to receive any of his cash compensation in the form of equity.

(4)	Mr. Kaplan retired as President and Chief Executive Officer on August 17, 2015, but continued to serve as a non-executive Chairman subsequent to such date. Mr. Kaplan did not elect to receive any of his cash compensation in the form of equity.

(5)	Mr. Merlotti served as the chairman of the Nominating/Corporate Governance Committee, a member of the Compensation Committee, and as Lead Independent Director in 2015. Mr. Merlotti did not elect to receive any of his cash compensation in the form of equity.

(6)	Mr. Posey served as chairman of the Compensation Committee and as a member of the Audit Committee in 2015. Mr. Posey elected to receive $29,063 of his cash compensation in the form of restricted shares and restricted stock units.

(7)	Ms. Robinson served as a member of the Compensation Committee and Nominating/Corporate Governance Committee in 2015. Ms. Robinson did not elect to receive any of her cash compensation in the form of equity.

(8)	Mr. Volas served as a member of the Audit Committee and the Nominating/Corporate Governance Committee in 2015. Mr. Volas did not elect to receive any of his cash compensation in the form of equity.

2015 DIRECTOR EQUITY AWARDS

Name	Grant Date		Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(2)	Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock or Units ($)(2)

Michael F. Golden	7/27/2015	(4)	—	—	—	1,209	55,000

Jay M. Gratz	7/27/2015	(4)	—	—	—	1,209	55,000

Frank H. Merlotti	7/27/2015	(4)	—	—	—	1,209	55,000

Richard E. Posey	1/1/2015	(5)	201	42.47	3,438	80	3,438
	4/1/2015	(5)	—	—	—	126	6,875
	7/1/2015	(5)	—	—	—	138	6,875
	7/27/2015	(4)	—	—	—	1,209	55,000
	10/1/2015	(5)	—	—	—	190	6,875

Patricia B. Robinson	7/27/2015	(4)	—	—	—	1,209	55,000

Gerald Volas	7/27/2015	(4)	—	—	—	1,209	55,000

(1)	All SARs vest immediately upon grant and have a term of ten years (provided that the term is extended for one year if the director dies during the tenth year of the SAR term).

(2)	Amounts represent the grant date fair value determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in note 10 to the Company’s audited financial statements in the 2015 Form 10-K, as filed with the SEC.

(3)	Prior to July 27, 2015, the Company issued restricted shares. Effective on and after such date, the Company issued restricted stock units. All restricted shares and restricted stock units vest one year after grant provided that the awards will immediately vest in the event of death, disability, retirement, or termination in connection with a change in control.

(4)	Reflects annual award of restricted stock units to the Board.

(5)	Reflects an award of SARs and restricted shares/restricted stock units received in lieu of a percentage of cash compensation as elected by the director prior to the beginning of the fiscal year.

EXECUTIVE OFFICERS

The table below sets forth information concerning our executive officers as of March 8, 2016. We refer to them as the “2016 executive officers.”

Name	Age	Position with Company
James E. Cline	64	President and Chief Executive Officer
William R. Gupp	56	Senior Vice President, General Counsel and Secretary
Bryan H. Fairbanks	46	Vice President and Chief Financial Officer
Christopher P. Gerhard	43	Vice President, Sales
Jay T. Scripter	53	Vice President, Operations
Adam D. Zambanini	39	Vice President, Marketing

James E. Cline has served as President and Chief Executive Officer of the Company since August 17, 2015. He previously served as Senior Vice President and Chief Financial Officer between August 2013 and August 2015, and as Vice President and Chief Financial Officer between March 2008 and July 2013. Mr. Cline served from July 2005 through December 2007 as the President of Harsco GasServ, a subsidiary of Harsco Corporation and a manufacturer of containment and control equipment for the global gas industry. From January 2008 through February 2008, in connection with the purchase of Harsco GasServ by Taylor-Wharton International LLC, which was owned by Windpoint Partners Company, Mr. Cline served as a consultant to the buyers by providing transition management and financial services. From April 1994 through June 2005, Mr. Cline served as the Vice President and Controller of Harsco GasServ. Mr. Cline served in various capacities with Huffy Corporation from June 1976 to February 1994, including as the Director of Finance of its True Temper Hardware subsidiary, a manufacturer of lawn care and construction products with nine manufacturing locations in the United States, Canada and Ireland. Mr. Cline received a B.S.B.A. degree in accounting from Bowling Green State University.

William R. Gupp has served as Senior Vice President, General Counsel and Secretary of the Company since August 2014. From October 2009 to August 2014, Mr. Gupp served as Chief Administrative Officer, General Counsel and Secretary, and from May 2001 to October 2009, Mr. Gupp served as Vice President and General Counsel. From March 1993 to May 2001, Mr. Gupp was employed by Harsco Corporation, an international industrial services and products company, most recently as Senior Counsel and Director-Corporate Development. From August 1985 to March 1993, Mr. Gupp was employed by the law firm of Harter, Secrest & Emery. Mr. Gupp received a B.S. degree in accounting from Syracuse University and a J.D. from the University of Pennsylvania Law School.

Jay T. Scripter has served as Vice President, Operations of the Company since January 2016. From February 2015 to January 2016, Mr. Scripter served as Senior Vice President Operations at FXI, a manufacturer of polyurethane foam products for a number of industries including home furnishing, automotive, medical and electronics. From July 2008 to October 2015, Mr. Scripter served in various operational roles at Owens Illinois, a manufacturer of glass containers primarily for the foods and beverage industry, most recently as Vice President Integrated Operations—North America. From June 2003 to May 2008, Mr. Scripter served in various roles at H.B. Fuller Company, a manufacturer of adhesives for building products as well as consumer goods, most recently as Vice President North America. Prior to 2003, Mr. Scripter served in various leadership roles within the building products industry. Mr. Scripter earned a B.S. Degree in mechanical engineering from South Dakota State University and an M.B.A. degree from Drake University.

Bryan H. Fairbanks has served as Vice President and Chief Financial Officer of the Company since August 2015. Between March 2006 and August 2015, he served as Senior Director, Supply Chain, and between September 2012 and August 2015 he concurrently served as Executive Director, International Business Development. Between May 2004 and March 2006, he served as Director, Financial Planning and Analysis. From August 1994 to May 2004, Mr. Fairbanks served in numerous senior finance roles with the Ford Motor Company. Mr. Fairbanks received a B.S. Degree in accounting from the University of Dayton and an M.B.A. degree from the University of Pittsburgh.

Christopher P. Gerhard has served as Vice President, Sales of the Company since June 2012. From May 2006 through June 2012, Mr. Gerhard served in a number of capacities at the Company, most recently as Director, Field Sales. From 2002 to May 2006, Mr. Gerhard served in various capacities with Kraft Foods North America, a manufacturer of food and beverages, most recently as Southeast Region Customer Category Manager. Mr. Gerhard received a B.A. in English from the University of North Carolina—Greensboro, and a Masters in Science from Ohio University.

Adam D. Zambanini has served as Vice President, Marketing of the Company since January 2011. From September 2005 through December 2010, Mr. Zambanini served in a number of capacities at the Company, most recently as Director, Marketing. From January 2000 through September 2005, Mr. Zambanini was employed by Rubbermaid Commercial Products, most recently as Product Manager. Mr. Zambanini received a B.S. in mechanical engineering from Penn State University, and a M.B.A. degree from Averett University.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section describes the Company’s compensation program for its Chief Executive Officer (“CEO”), its Chief Financial Officer (“CFO”), and its five other mostly highly compensated executive officers for fiscal year 2015, all of whom are referred to collectively as its “named executive officers” or “NEOs”. For fiscal 2015, the Company’s named executive officers were:

•	Ronald W. Kaplan, Chairman, and former President and Chief Executive Officer;

•	James E. Cline, President and Chief Executive Officer, and former Senior Vice President and Chief Financial Officer;

•	William R. Gupp, Senior Vice President, General Counsel and Secretary;

•	Bryan H. Fairbanks, Vice President and Chief Financial Officer, and former Senior Director, Supply Chain;

•	F. Timothy Reese, Former Senior Vice President, Operations;

•	Christopher P. Gerhard, Vice President, Sales; and

•	Adam D. Zambanini, Vice President, Marketing.

We refer to this group of named executive officers as the “2015 executive officers.”

This Compensation Discussion and Analysis focuses on the material elements of our executive compensation program in effect for the 2015 fiscal year. It also provides an overview of our executive compensation philosophy and why we believe the program is appropriate for the Company and its stockholders. Finally, we discuss the Compensation Committee’s methodology for determining appropriate and competitive levels of compensation for the executive officers. Details of compensation paid to the 2015 executive officers can be found in the tables below.

Our executive compensation program is intended to align our named executive officers’ interests with those of our stockholders by rewarding performance that meets or exceeds the goals the Compensation Committee establishes with the objective of increasing stockholder value. In line with our pay for performance philosophy, the total compensation received by our named executive officers will vary based on individual and corporate performance measured against annual and long-term performance goals. Our named executive officers’ total compensation is comprised of a mix of base salary, annual cash incentive compensation and long-term equity incentive compensation.

2015 Say on Pay Results and Considerations

The Company provides its stockholders the opportunity to cast an annual non-binding advisory vote on executive compensation (a “say-on-pay proposal”). The Company and the Company’s Compensation Committee consider the outcome of the Company’s say-on-pay proposal when making future compensation decisions for the executive officers of the Company. In connection with the Company’s 2015 annual meeting of stockholders, the proposal to approve the executive compensation of the Company’s executive officers named in the Company’s proxy statement dated March 27, 2015 received 26,907,737 votes in favor, or 98.5% of votes cast. Although these votes are advisory (and therefore not binding on the Company), the Company and the Compensation Committee carefully review these results each year and consider them, along with other communications from stockholders relating to our compensation practices, in making future compensation decisions for executive officers of the Company.

Compensation Philosophy and Objectives

What person or group is responsible for determining the compensation levels of named executive officers?

The Role of the Compensation Committee. The Compensation Committee, pursuant to its charter, reviews, determines and approves the compensation, including base salary, and annual and long-term incentive compensation, of the Company’s CEO and the other named executive officers, as well as Vice Presidents who report directly to the CEO. Additionally, the Compensation Committee administers the Company’s employee benefit programs, including its 2014 Stock Incentive Plan, 1999 Employee Stock Purchase Plan, annual cash incentive plan, and other incentive compensation plans, benefit plans and equity-based plans.

The Role of Consultants. The Compensation Committee has the authority to retain and terminate any third-party compensation consultant and to obtain advice and assistance from internal and external legal, accounting and other advisers. The Compensation Committee has the authority to compensate its outside advisers without obtaining approval of the Board. In accordance with this authority, the Compensation Committee retained Hay Group in 2015 as the committee’s independent compensation consultant to advise the Compensation Committee on matters related to CEO and other named executive officer compensation. The Compensation Committee assessed Hay Group’s work as required under rules of the Securities and Exchange Commission and concluded that it did not raise any conflicts of interest and that Hay Group was independent within the NYSE’s listing standards.

The consultant’s assignments are determined by the chairman of the Compensation Committee. At the request of the chairman, the current consultant assists in developing the peer group of companies and compensation surveys to be used for the competitive analyses, prepares the market analysis of both named executive officer and board compensation, prepares a financial analysis of the Company’s performance vis-à-vis the peer group and analyzes the relationship between CEO pay and company performance, constructs market competitive ranges of pay opportunity for base salaries, annual cash incentive compensation targets, and long-term equity incentive awards for named executive officers, and reviews the annual cash incentive compensation and long-term equity incentive plans for linkage to key business objectives and company performance. The consultant advises the Compensation Committee as to the compensation of executive officers of the Company, but does not recommend any specific pay level changes for executive officers.

The Role of Executives. The Company’s CEO and its Senior Vice President, General Counsel and Secretary, or “GC,” are actively involved in the executive compensation process. Historically, the CEO reviews the performance of each of the named executive officers (other than his own performance) and, within the defined program parameters, recommends to the Compensation Committee base salary increases and annual cash incentive compensation and long-term equity incentive awards for such individuals. He provides the Compensation Committee with both annual and long-term recommended financial performance goals for the Company that are used to link pay with performance. The CEO also provides his views to the Compensation Committee and the consultant with respect to the executive compensation program’s ability to attract, retain and motivate the level of executive talent necessary to achieve the Company’s business goals. The GC works with the CEO to develop the recommended base salary increases, annual cash incentive compensation levels and long-term equity incentive awards, and provides analysis on the ability of the executive compensation program to attract, retain, and motivate the Company’s executive team and potential executive hires. The CEO and the GC attend the meetings of the Compensation Committee, but do not participate in the Compensation Committee’s executive sessions.

What are the Company’s executive compensation principles and objectives?

The Compensation Committee believes that the structure of the compensation program for named executive officers should be designed to attract, motivate, and retain key talent to promote the long-term success of the Company, and to balance these objectives with a strong link to stockholder return and other measures of performance that drive total stockholder return.

The Company’s overall executive compensation philosophy is that pay should be competitive with the relevant market for executive talent, be performance-based, vary with the attainment of specific objectives, and be closely aligned with the interests of the Company’s stockholders. The core principles of the Company’s executive compensation program include the following:

•	Pay competitively: The Compensation Committee believes in positioning executive compensation at competitive levels necessary to attract and retain exceptional leadership talent. An individual’s performance and importance to the Company can result in that individual’s total compensation being higher or lower than the Company’s target market position. The Compensation Committee regularly utilizes the assistance of a compensation consultant to provide information on market practices, programs, and compensation levels.

•	Pay-for-performance: The Compensation Committee structures executive compensation programs to balance annual and long-term corporate objectives, including specific measures which focus on financial performance, with the goal of fostering stockholder value creation in the short- and long-term.

•	Create an ownership culture: The Compensation Committee believes that using compensation to instill an ownership culture effectively aligns the interests of management and the stockholders. To promote this alignment, the Compensation Committee granted equity-based compensation in 2015, which was comprised of time-based restricted shares and performance-based restricted shares, to provide incentives for named executive officers to enhance stockholder value.

•	Utilize a total compensation perspective: The Compensation Committee considers all of the compensation components—base salary, annual cash incentive compensation, long-term equity incentive compensation, and benefits and perquisites—in total.

•	Improved financial performance: The Company aggressively pursues strategies intended to improve its financial and operational performance by expanding its product offerings, enhancing its sales channels, improving production performance, including quality, efficiency and capacity, and lowering costs. The Compensation Committee believes in utilizing a compensation program that appropriately rewards executives for the achievement of these objectives.

The CEO and the Compensation Committee regularly review the executive compensation program and philosophy to assess whether the program promotes the objectives of enabling the Company to attract and retain exceptionally talented executives and to link total compensation to the Company’s ability to meet its annual financial and non-financial goals and, in the longer term, to produce enhanced levels of total stockholder return. Based on such reviews, programmatic changes have been implemented at various times to enhance consistency of the various compensation elements with the program’s philosophy.

How do we determine executive pay?

Benchmarking: Benchmarking in comparison to the peer group (see below) is one of several factors considered in the compensation process but is not in and of itself determinative. The relative position of individual named executive officers in comparison to the peer group is based on their respective competencies, experience and performance. While the Company does not establish executive pay based solely on benchmarking data, we believe that our pay levels and practices should be within a range of competitiveness with our peer group and benchmarking provides us with an assessment of reasonableness and competitiveness. To that end, the Company generally views the median of the market as a reference point against which to evaluate the competitiveness of its target total direct compensation. However, each individual’s actual compensation is based on numerous factors including the individual’s level of experience in the role and the annual and long-term performance of both the Company and the individual.

The Compensation Committee benchmarks target total direct compensation, which consists of base salary, target annual cash incentive compensation, and the value of long-term equity incentives to the competitive marketplace, including to a peer group of companies (the “peer group”). The Compensation Committee benchmarks its named executive officer compensation because the Compensation Committee believes this is the best way to determine whether such compensation is competitive with the Company’s labor market for executive talent.

Peer Group: In July 2014, Hay Group reviewed the Company’s existing peer group and provided the Compensation Committee with a set of considerations for change, including proposed additions and deletions to the peer group. Based on Hay Group’s analysis, the Compensation Committee refined its peer group taking into account a number of factors for each potential peer company including, but not limited to, size (revenues, market capitalization and number of employees), nature of business (business comparators and similar customer base), organizational complexity and business model (span and scope of the organization), competition for executive talent (organizations from which executives may be recruited to and from) and location. While all of the aforementioned factors are taken in account, Hay Group considers the most important to be size and competition for executive talent as these provide the most meaningful insight into competitive practices.

In July, 2014, with input from Hay Group, the Compensation Committee identified a publicly-traded peer group consisting of the following fifteen companies:

AAON, Inc.	L. B. Foster Company
American Woodmark Corp.	Norcroft Companies, Inc.
Apogee Enterprises, Inc.	Patrick Industries, Inc.
Deltic Timber Corp.	PGT, Inc.
Gibraltar Industries, Inc.	Simpson Manufacturing, Inc.
Insteel Industries, Inc.	Twin Disc, Inc.
Kadant Inc.	Quanex Building Products Corporation
Landec Corp.

In October 2014, Hay Group completed an executive compensation benchmarking study. Hay Group assessed the Company’s executive compensation program against the peer group both with respect to competitiveness and mix of the elements of compensation. Hay Group compared the following elements of compensation of the Company against the peer group for 2013 (the last reported compensation for the peer group): (1) base salary; (2) target total cash compensation (base salary plus target annual cash incentive compensation); and (3) target total direct compensation (base salary plus target annual cash incentive compensation plus the value of long-term equity incentive compensation). Based on such comparison, Hay Group determined that the Company’s respective elements of target compensation compared against the peer group (as a weighted average of the 2014 executive officers) were as follows:

Weighted Average % of Median (all NEOs)
Base Salary	105%
Target Total Cash Compensation	112%
Target Total Direct Compensation	124%

With respect to the mix of target compensation for the named executive officers, Hay Group found that the Company grants a higher percentage of variable compensation (annual cash incentive compensation and long-term equity incentive compensation) and a lower percentage of fixed compensation (base salary), compared to total compensation, than the peer group. This means that a higher percentage of the Company’s named executive officers’ compensation is “at risk” than the peer group. This is consistent with one of the core principles of the Compensation Committee; namely, that a material portion of the executive officers’ total compensation should be dependent on performance.

Hay Group also compared these elements of compensation on an actual basis for 2013, and determined that the Company’s respective elements of actual compensation compared against the peer group (as a weighted average of the 2014 executive officers) were as follows:

Weighted Average % of Median (all NEOs)
Base Salary	105%
Actual Total Cash Compensation	141%
Actual Total Direct Compensation	136%

Actual total cash compensation and actual total direct compensation were above median for 2013 because the executive officers received 155.8% of their target payout for the annual cash incentive plan due to financial performance that was above plan in 2013. This again highlights the Company’s focus on pay for performance.

In order to gauge performance in the context of total stockholder return or “TSR”, Hay Group compared the Company’s TSR to the peer group companies and determined that the Company substantially outperformed relative to the peer group. Hay Group analyzed both 1- and 3-year TSR and their analysis showed that the Company’s performance ranked at the 94th and 85th percentile of the peer group, respectively (as of April 30, 2014).

Given these results, we believe our compensation program aligns with the core principles described above, namely pay for performance, and supports the Company’s competitive pay positioning relative to peers.

What are the elements of executive compensation, why do we use these elements, how are the elements’ values determined, and, if applicable, what are the mechanics of each program?

Base Salary

Base salary is annual fixed cash compensation, and is a standard element of compensation, necessary to attract and retain talent, and provides fixed compensation that an employee can rely upon for his or her ordinary living expenses. Base salary is the principal non-variable element of the Company’s total compensation program.

Base salaries reflect each named executive officer’s responsibilities, the impact of each named executive officer’s position, and the contributions each named executive officer delivers to the Company.

Base salaries are determined by competitive levels in the market, based on the Company’s peer group and the results of executive compensation surveys, for executives with comparable responsibilities and job scope. Base salary increases, if any, are based on individual performance, market conditions and company performance. To gauge market conditions, the Compensation Committee evaluates the peer group and market data compiled by its consultant. Base salaries are set following review of this data upon consideration of the named executive officer’s experience, tenure, performance, and potential.

In October 2014, as discussed above, Hay Group completed an executive compensation benchmarking study of the Company’s executive compensation. In December 2014, the Compensation Committee approved a 3.0% increase in the 2015 base salaries for the 2015 executive officers, based on an internal analysis of prevailing market and industry conditions.

In December 2015, the Compensation Committee approved increases in the 2016 base salaries for the 2016 executive officers. With respect to Mr. Cline and Mr. Fairbanks, the Committee recognized that each officer had received salary increases in August 2015 upon their promotions, and so they elected not to provide an additional increase for 2016. For Mr. Gerhard and Mr. Zambanini, the Committee approved a 12.3% increase in their base salaries in recognition of their significant contributions to the Company. For Mr. Gupp, the Committee approved a 3% increase, based upon information publicly available on the prevalent levels of base salary increases for local companies and industrial companies.

The base salaries of the 2016 executive officers are as follows:

Executive Officer	2015 Base Salary	2016 Base Salary
James E. Cline (1) President and Chief Executive Officer	$500,000	$500,000

William R. Gupp Senior Vice President, General Counsel and Secretary	$309,000	$318,270

Jay T. Scripter (2) Vice President, Operations	—	$330,000

Bryan H. Fairbanks (3) Vice President and Chief Financial Officer	$290,000	$290,000

Christopher P. Gerhard Vice President, Sales	$222,600	$250,000

Adam D. Zambanini Vice President, Marketing	$222,600	$250,000

(1)	Mr. Cline was appointed President and Chief Executive Officer effective August 17, 2015. The 2015 base salary indicated for Mr. Cline was his base salary at the end of 2015.

(2)	Mr. Scripter was hired effective January 18, 2016.

(3)	Mr. Fairbanks was appointed Vice President and Chief Financial Officer effective August 17, 2015. The 2015 base salary indicated for Mr. Fairbanks was his base salary at the end of 2015.

Annual Cash Incentive Compensation

The annual cash incentive plan provides named executive officers with the opportunity to gain financially from the Company’s financial results that they help to generate annually. The annual cash incentive plan provides for a cash payment based on the achievement of annual corporate financial goals.

We believe that it is necessary to provide annual cash incentive compensation, because short-term incentives provide an immediate benefit paid in cash based on the achievement of immediate results, thereby promoting the achievement of short-term goals. A performance-based incentive motivates management to focus on the short-term (one fiscal year) financial goals in specific targeted areas determined at the beginning of each year.

For the executive officers, the Company provides an annual cash incentive payment based 75% on achievement of a certain pretax income target, and 25% on achievement of a certain free cash flow target, in each case excluding any items determined by the Compensation Committee to be extraordinary and not considered in the establishment of such targets. Free cash flow is defined as net cash provided by operating activities less net cash used for investing activities. The pretax income and free cash flow financial performance metrics were chosen because the Compensation Committee determined that they would best measure the Company’s financial performance for the fiscal year and align managements’ financial incentives to those of its stockholders. Management deems pre-tax earnings to be the key factor to increasing shareholder value, which is indicative of its 75% weighting toward the annual cash incentive plan. Management believes that free cash flow complements pre-tax earnings to ensure the Company’s operating and strategic objectives are being adequately funded as a result of meeting its profit objectives, which is indicative of its 25% weighting towards the annual cash incentive plan. The free-cash-flow financial metric also serves as a guideline to meeting management’s target capital structure.

The Compensation Committee uses a sliding scale to determine both the pretax income portion of the annual cash incentive and the free cash flow portion of the annual cash incentive. The minimum threshold for any payment under both the pretax income element and the free cash flow element of the annual cash incentive plan for 2015 was 80% of the respective targets, which would result in a payout of 50% of the target payment, and the maximum payout was capped at 200% of the target payment if 120% or more of the target was achieved. Numbers falling within the ranges above are interpolated on a straight line basis. These performance ranges were selected based upon the Company’s business judgment while acknowledging the potential variability in results given some of the unique challenges in our business. Each year, the Company determines its performance ranges based upon the best available information and makes an informed decision as to where the threshold, target and maximum performance levels should be set. As explained in more detail below, these performance ranges were established for the 2015 plan year.

Target awards are expressed as a percentage of the named executive officer’s base salary. Cash incentive targets for 2015 were 100% for the CEO, and 60% to 75% for the other 2015 executive officers, depending on the named executive officer’s grade level. The total award to any single named executive officer was capped at 200% of the named executive officer’s targeted percentage of salary.

Determination of Target Levels. The Compensation Committee believes that using pretax income and free cash flow financial targets as the basis for the executive annual cash incentive plan effectively aligns executive interests with the interests of the Company’s stockholders. An annual cash incentive can be earned if the Company meets its financial goals as measured using pretax income and free cash flow as adjusted to reflect core operating performance. The annual financial objectives are contained within the Company’s annual financial plan, which is approved by the Board each December prior to the start of the new fiscal year. The Company’s financial-metric based approach established for the annual cash incentive plan applies to the broader management team as well as the executive officers to ensure that there is consistency with the essence of the “pay for performance” structure of the incentive plan.

Calculations of Pretax Income Target and Payout for 2015. For the 2015 fiscal year, the Compensation Committee set target pretax income at $72,209,000. The Compensation Committee considered this target challenging given the set of circumstances including the macro-economic and competitive environments known at the time. In addition, the 2015 pretax income target was 7.9% higher than actual 2014 pretax income.

As stated above, the Compensation Committee specifically defined the pretax income target to exclude any items determined by the Compensation Committee to be extraordinary and not considered in the establishment of such target. For 2015, the Committee agreed to exclude an increase of $5,426,000 to the warranty reserve for decking material manufactured at the Company’s Nevada plant prior to 2007, a $205,000 charge related to subleased office space in Dulles, Virginia, and a $1,714,000 payment to the Company’s President and Chief Executive Officer to terminate his Employment Agreement, offset by $191,000 for a reduction in the accrual for expenses associated with the settlement of a class action against the Company related to mold growth and color variation/fading. The Compensation Committee excluded these items because they were not included in the 2015 Financial Plan which was approved by the Board in December 2014. The Compensation Committee concluded that it would not be appropriate to penalize management for these items when they were not considered in the establishment of the pretax income target and given that a majority of the expenses principally relate to product sold and actions taken prior to the current senior management team assuming responsibility in early 2008.

The net effect of the adjustments described in the preceding paragraph was to increase pretax income for 2015 for incentive purposes by $7,154,000 from $76,787,000 to $83,941,000. This equated to 116.25% of target, which resulted in a payment multiple of 181.25%. This percentage was then multiplied by 75%, which is the percent weight given to the pretax target portion of the annual cash incentive, to equal 135.94% for pretax income achievement.

Calculations of Free Cash Flow Target and Payout for 2015. For the 2015 fiscal year, the Compensation Committee set target free cash flow at $33,556,000. Although this was lower than actual 2014 free cash flow of $45,769,000, the Committee felt that the target was reasonable given planned working capital changes and capital investments.

As stated above, the Compensation Committee specifically defined the free cash flow target to exclude any items determined by the Compensation Committee to be extraordinary and not considered in the establishment of such target. For 2015, the Committee agreed to exclude a $1,714,000 payment to the Company’s President and Chief Executive Officer to terminate his Employment Agreement, offset by payments under the warranty reserve for decking material manufactured at the Company’s Nevada plan prior to 2007 that were $831,000 less than planned for. The Compensation Committee concluded that it would not be appropriate to penalize management for the payment to the Company’s President and Chief Executive Officer when such payment was not considered in the establishment of the pretax income target, and that it was appropriate to offset against this payments for surface flaking claims that were less than planned for.

The net effect of the adjustments described in the preceding paragraph was to increase free cash flow for 2015 for incentive purposes by $883,000 from $39,305,000 to $40,188,000. This equated to 119.76% of target, which resulted in a payment multiple of 198.80%. This percentage was then multiplied by 25%, which is the percent weight given to the cash flow portion of the annual cash incentive, to equal 49.70% for cash flow achievement.

Total Cash Incentive Payout Percentage. As a result of the above calculations, the cash incentive for 2015 to the executive officers was paid at a blended rate of 185.64% of target, which was determined as follows:

Pretax Income achievement	181.25% x .75 = 135.94%
Free cash flow achievement	198.80% x .25 = 49.70%
Total	185.64%

This blended rate was then multiplied by the cash incentive target for each executive officer, as described above. Actual payouts to each of the 2015 executive officers (other than Mr. Reese, who resigned effective June 30, 2015) in February 2016, as a percentage of base salary, were:

Executive Officer	2015 Base Salary	Target Annual Cash Incentive (as a % of Base Salary)	Pro-Rata Portion (1)(2)(3)	Target Annual Cash Incentive	Annual Cash Incentive Payout Percentage	2015 Annual Cash Incentive
Ronald W. Kaplan (1) Chairman, and Former President and Chief Executive Officer	$571,270	100%	62.47%	$356,872	185.64%	$662,498

James E. Cline (2) President and Chief Executive Officer	$500,000	100%	37.53%	$187,650	185.64%	$348,353
Senior Vice President and Chief Financial Officer	$328,760	75%	62.47%	$154,032	185.64%	$285,946

William R. Gupp Senior Vice President, General Counsel and Secretary	$309,000	70%		$216,300	185.64%	$401,539

Bryan H. Fairbanks (3) Vice President and Chief Financial Officer	$290,000	60%	37.53%	$65,302	185.64%	$121,227

Christopher P. Gerhard Vice President, Sales	$229,280	60%		$137,568	185.64%	$255,381

Adam D. Zambanini Vice President, Marketing	$229,280	60%		$137,568	185.64%	$255,381

(1)	Mr. Kaplan retired as President and Chief Executive Officer effective August 17, 2015. He received a pro-rata portion of the annual incentive noted above based on the number of days he served during the year, which was 62.47%.

(2)	Mr. Cline was promoted effective August 17, 2015 from Senior Vice President and Chief Financial Officer to President and Chief Executive Officer. He received a pro-rata portion of the annual incentive above based on the number of days served in each position, which was 62.47% and 37.53%, respectively.

(3)	Mr. Fairbanks was promoted effective August 17, 2015 from Senior Director, Supply Chain to Vice President and Chief Financial Officer. He received a pro-rata portion of the annual incentive above based on the number of days served in each position, which was 62.47% and 37.53%, respectively. The table above only lists his cash incentive earned as an executive officer.

Plan Structure and Target Levels for 2016 Annual Cash Incentive Plan. In December 2015, the Compensation Committee established the pretax income and free cash flow targets for 2016, consistent with the Company’s internal Financial Plan approved by the Board in December 2015, with pretax income again being weighted at 75% and free cash flow weighted at 25%. The program mechanics for the 2016 annual cash incentive plan will be the same as they were for the 2015 annual cash incentive plan, which is discussed in detail above.

Long-Term Equity Incentive Compensation

We believe that long-term equity incentive compensation provides appropriate motivational tools to achieve certain long-term company goals. The long-term equity incentive compensation plan is designed to align named executive officers’ interests with those of stockholders, motivate the named executive officer team to achieve key financial goals and reward superior performance. The design of the program helps to reduce turnover and to retain the knowledge and skills of the Company’s valued employees. In structuring the amount of long-term equity incentive compensation awards, the Compensation Committee seeks to balance such awards and the interests of the Company’s stockholders under a policy that moderates the dilutive effects of annual equity-based awards against the need to provide attractive and competitive incentive compensation.

Under the long-term equity incentive compensation plan of the Company in 2015, grants consisted of 50% time-based restricted shares, and 50% performance-based restricted shares, as further described below. Beginning with grants made in February 2016, the Company replaced time-based restricted shares and performance-based restricted shares with time-based restricted stock units and performance-based restricted stock units, respectively, each with the same vesting provisions as their replaced counterpart.

Elements of Long-Term Equity Incentive Compensation:

Time-Based Restricted Shares/Restricted Stock Units. Time-based restricted shares are Company common stock that cannot be sold or transferred during the vesting period. Time-based restricted stock units are similar to time-based restricted shares, with the principal difference being that with restricted stock units, the shares are not actually issued until vesting. Both the restricted shares and the restricted stock units have a three-year vesting period, vesting one-third each year. The number of restricted shares or restricted stock units issued is based on the approved target dollar amount of the award, divided by the fair market value of the Company’s common stock on the date of the grant.

Time-based restricted shares and restricted stock units facilitate retention by providing value if the named executive officer remains with the Company over the vesting period. In addition, time-based restricted stock and restricted stock units provide alignment with stockholders through stock ownership, and the potential for future growth.

Performance-Based Restricted Shares/Restricted Stock Units. Performance-based restricted shares and performance-based restricted stock units are similar to their time-based counterparts, but the number of shares or units that will vest, if any, is based on Company financial performance. The performance-based restricted shares and restricted stock units have a three-year vesting period, vesting one-third each year based on performance against target earnings before interest, taxes, depreciation and amortization, or “EBITDA,” for 1 year, cumulative 2 years and cumulative 3 years, respectively, in each case excluding any items determined by the Compensation Committee to be extraordinary and not considered in the establishment of such targets.

•	For the first vesting, the target performance will be planned EBITDA for the first year.

•	For the second vesting, the target performance will be cumulative EBITDA for the first two years, with the target EBITDA for the second year equaling the first year’s target EBITDA plus a pre-determined growth rate.

•	For the third vesting, the target performance will be cumulative EBITDA for the three years, with the target EBITDA for the third year equaling the second year’s target EBITDA plus a pre-determined growth rate.

The target number of performance-based restricted shares or restricted stock units issued is based on the approved target dollar amount of such shares/units to be awarded, divided by the fair market value of the Company’s common stock on the date of the grant. With respect to each vesting, the number of shares that will vest will be between 0% and 200% of the target number of shares. The Compensation Committee uses a sliding scale to determine the percentage of the target shares that will vest each year. The minimum threshold for any vesting will be 80% of the EBITDA target, which will result in a payout of 50% of the target vesting, and the maximum payout will be capped at 200% of the target vesting if 120% or more of the target is achieved. Numbers falling within the ranges above are interpolated on a straight line basis.

In addition to facilitating retention, performance-based restricted shares and restricted stock units also more closely align the long-term equity incentive compensation plan with the Company’s pay for performance philosophy. The number of shares or units that will vest each year is contingent upon performance against pre-determined EBITDA targets. If the Company achieves less than 80% of the target for any year, no shares or units will vest. This vesting condition encourages named executive officers to work with a long-term view of the Company’s performance and reinforces their long-term affiliation with the Company.

The award agreements for both time-based restricted shares and restricted stock units, and performance-based restricted shares and restricted stock units provide that if a participant’s employment with the Company is terminated due to death, permanent and total disability, retirement, by the Company without “cause,” or by the participant with “good reason” (with “cause” and “good reason” being defined in the award agreements), any unvested restricted shares or restricted stock units held by a participant at termination will vest (with performance-based restricted shares and restricted stock units vesting at target levels).

2015 Long-Term Equity Incentive Compensation Awards. The target levels for the 2015 grants made in February 2015 were 200% of base salary for the CEO and 115% to 145% of base salary for the other 2015 executive officers, depending on the officer’s grade level, and were split equally between time-based restricted shares and performance-based restricted shares. The award of both time-based and performance-based restricted shares in 2015 was conditioned on the attainment in 2014 of positive pretax earnings, excluding certain items determined by the Compensation Committee to be extraordinary and not considered in the establishment of such target. The Company did earn positive pretax earnings in 2014, so the restricted stock awards were made at target levels.

Actual awards to each 2015 executive officer of long-term equity incentive compensation in February 2015, as a percentage of base salary, split evenly between time-based restricted shares and performance-based restricted shares, were as follows:

Executive Officer	Value of 2015 Long-Term Equity Award	% of 2015 Base Salary
Ronald W. Kaplan (1) Chairman, and former President and Chief Executive Officer	$1,142,540	200%

James E. Cline (2) President and Chief Executive Officer	$476,702	145%

F. Timothy Reese (3) Former Senior Vice President, Operations	$476,702	145%

William R. Gupp Senior Vice President, General Counsel and Secretary	$417,150	135%

Christopher P. Gerhard Vice President, Sales	$263,672	115%

Adam D. Zambanini Vice President, Marketing	$263,272	115%

(1)	Mr. Kaplan retired as President and Chief Executive Officer effective August 17, 2015.

(2)	Mr. Cline was promoted from Senior Vice President and Chief Financial Officer to President and Chief Executive Officer effective August 17, 2015.

(3)	Mr. Reese resigned from the Company effective June 30, 2015, and the awards referred to above were forfeited.

The combination of time-based and performance-based restricted shares and restricted stock units accomplishes key goals of the Company. There is a strong retention focus through time-based restricted shares and restricted stock units, and the performance-based restricted shares and restricted stock units highlight the Company’s pay for performance philosophy.

The Compensation Committee believes that its long-term incentive compensation program achieves its goals of promoting retention of executive officers through time-based restricted shares and restricted stock units, emphasizing pay for performance through performance-based restricted shares and restricted stock units, and also incorporates the growing prevalence in the marketplace of an incentive approach that provides a balance between different long-term incentive vehicles. Further, the grant of restricted shares and restricted stock units is intended to create greater alignment between the interests of stockholders and management by providing senior management with direct ownership in the Company, including the downside risk to the value of the equity.

2016 Long-Term Equity Incentive Compensation Awards. With respect to long-term equity awards made in February 2016, the program was identical to the program for the 2015 awards, as described above, except that the Company issued restricted stock units in lieu of restricted stock (with respect to both time-based and performance-based grants). The award of both time-based and performance-based restricted stock units in 2016 was conditioned on the attainment in 2015 of positive pretax earnings, excluding certain items determined by the Compensation Committee to be extraordinary and not considered in the establishment of such target. Because Trex Company did achieve positive pretax earnings for the 2015 fiscal year, awards were made in February 2016 at 100% of target, split evenly between time-based restricted stock units and performance-based restricted stock units.

Actual awards to each 2016 executive officer of long-term equity incentive compensation in February 2016, as a percentage of base salary, split evenly between time-based restricted stock units and performance-based restricted stock units, were as follows:

Executive Officer	Value of 2016 Long-Term Equity Award	% of 2016 Base Salary
James E. Cline President and Chief Executive Officer	$1,000,000	200%

William R. Gupp Senior Vice President, General Counsel and Secretary	$429,665	135%

Jay T. Scripter Vice President, Operations	$379,500	115%

Bryan H. Fairbanks Vice President and Chief Financial Officer	$333,500	115%

Christopher P. Gerhard Vice President, Sales	$287,500	115%

Adam D. Zambanini Vice President, Marketing	$287,500	115%

The Compensation Committee regularly makes its annual long-term equity incentive grants to named executive officers at its February meeting, with the grant date being the date of the Compensation Committee meeting at which such equity grants are approved. The Company does not time the grant of equity awards in coordination with the release of material non-public information.

The Compensation Committee retains discretion to adjust the target percentage award based upon each named executive officer’s current performance and anticipated future contribution to the Company’s results, as well as upon the amount and terms of equity-based awards previously granted to the named executive officer by the Company. The Compensation Committee did not make any discretionary adjustments to a named executive’s target percentage award, and has not done so for any of the executive officers in any of the years reflected in the Summary Compensation Table.

Vesting of Previously Granted Performance-Based Restricted Shares Based upon 2015 Performance. In February 2016, (a) one-third of performance-based restricted shares granted in 2014 vested based on actual EBITDA performance in 2014 and 2015 (cumulative) against the EBITDA target, and (b) one-third of performance-based restricted shares granted in 2015 vested based on actual EBITDA performance in 2015 against the EBITDA target. The following is a summary with respect to the vesting of performance-based restricted shares granted in each of 2014 and 2015.

Performance-Based Restricted Shares Granted in 2014

As stated above, with respect to the performance-based restricted shares granted in 2014, one-third of such shares vested in February 2016 based upon actual EBITDA performance in 2014 and 2015 cumulatively against target. As reported in the Company’s 2015 Proxy Statement, EBITDA for 2014 adjusted for extraordinary items was $84,576,000 compared to a target of $91,058,000. For performance-based restricted shares granted in 2014, the Compensation Committee set target EBITDA for 2015 at $100,164,000, which was a 10% increase over 2014 target EBITDA. Accordingly, the target EBITDA for 2014 and 2015 cumulatively was $191,222,000.

With respect to EBITDA for 2015, the Compensation Committee agreed to exclude from the actual EBITDA calculation for 2015 certain items that it determined to be extraordinary and not considered in the establishment of the EBITDA target for 2015. For 2015, the Committee agreed to exclude an increase of

$5,426,000 to the warranty reserve for decking material manufactured at the Company’s Nevada plant prior to 2007, a $205,000 charge related to subleased office space in Dulles, Virginia, a $1,714,000 payment to the Company’s President and Chief Executive Officer to terminate his Employment Agreement, offset by $191,000 for a reduction in the accrual for expenses associated with the settlement of a class action against the Company related to mold growth and color variation/fading. The Compensation Committee excluded these items because they were not included in the 2015 Financial Plan which was approved by the Board in December 2014. The Compensation Committee concluded that it would not be appropriate to penalize management for these items when they were not considered in the establishment of the pretax income target and given that a majority of the expenses principally relate to product sold and actions taken prior to the current senior management team assuming responsibility in early 2008.

The net effect of the adjustments described above was to increase EBITDA for 2015 for incentive purposes by $7,154,000 from $91,701,000 to $98,855,000. Adding this number to actual adjusted EBITDA for 2014 of $84,576,000 resulted in a cumulative EBITDA for 2014-2015 of $183,431,000, which equated to 95.93% of target, which resulted in a payment multiple of 89.83%. As a result, the following number of performance-based restricted shares granted in 2014 vested for each executive officer:

Executive Officer	Target # of Performance Shares	Payout %	Shares Vesting
James E. Cline President and Chief Executive Officer	2,288	89.83%	2,055

William R. Gupp Senior Vice President, General Counsel and Secretary	1,636	89.83%	1,470

Christopher P. Gerhard Vice President, Sales.	1,266	89.83%	1,137

Adam D. Zambanini Vice President, Marketing	1,266	89.83%	1,137

Performance-Based Restricted Shares Granted in 2015

In February 2016, one-third of performance-based restricted shares granted in 2015 vested based on actual EBITDA performance in 2015 against the EBITDA target. With respect to these shares, for 2015, the Compensation Committee set target EBITDA at $88,018,000.

As stated above, adjusted EBITDA for 2015 was $98,855,000. This equated to 112.31% of target, which resulted in a payment multiple of 161.55%. As a result, the following number of performance-based restricted shares granted in 2015 vested for each executive officer:

Executive Officer	Target # of Performance Shares	Payout %	Shares Vesting
James E. Cline President and Chief Executive Officer	1,811	161.55%	2,926

William R. Gupp Senior Vice President, General Counsel and Secretary	1,584	161.55%	2,559

Christopher P. Gerhard Vice President, Sales.	1,002	161.55%	1,619

Adam D. Zambanini Vice President, Marketing	1,002	161.55%	1,619

Retention Agreements

On July 24, 2012, the Company entered into retention agreements with Mr. Kaplan, Mr. Cline, Mr. Reese and Mr. Gupp pursuant to which the Company granted restricted shares and agreed to pay cash retention payment awards, with the restricted stock vesting and the cash payment being made only if certain retention conditions were met.

The Company entered into these retention agreements with Mr. Kaplan, Mr. Cline and Mr. Reese in order to ensure business continuity and orderly transition in the future of their successors. Each of such recipients was age 60 or older, and the Board was concerned about the risk that each recipient would retire from the Company on or around the same time. In addition to retirement concerns, the Board also recognized that this group of executives had a long and successful track record together and the possibility existed that all could leave the Company at the same time for other opportunities. The Company entered into a retention agreement with Mr. Gupp because of his long-time involvement in the legal matters specified in his retention agreement, and the risk to the Company should Mr. Gupp leave the Company prior to the resolution of such matters.

We believed that these retention payments were in the best interests of stockholders as the then current management team had been instrumental in guiding the Company through legacy challenges and issues which preceded their employment. Further, these executives provided substantial returns to stockholders in the form of stock price appreciation since 2008 and provided a foundation for sustainable growth moving forward.

The amount and form of the retention payments were determined with assistance from Hay Group, the Compensation Committee’s independent compensation consultant, who provided recent trends and examples of prevailing market practices for similarly-sized companies that were faced with similar retention challenges. The Compensation Committee used Hay Group’s analysis in determining the most efficient and effective form of retention vehicles (a combination of cash and restricted stock) and level of retention awards that would maximize the probability of retaining these named executive officers through the desired period of time. We believed that the form and level of retention payments were consistent with industry and market practices and were best suited given the Company’s short- and long-term business objectives and strategy.

The retention agreements for Mr. Kaplan, Mr. Cline and Mr. Reese were substantially similar in form and provide that in the event the recipient is actively employed by the Company on August 16, 2015, January 1, 2017, and June 15, 2017, for Mr. Kaplan, Mr. Cline and Mr. Reese, respectively, the restricted stock will vest, and the cash payment will be made, to such recipient. The Retention Agreement for Mr. Gupp provides that the restricted stock will vest, and the cash payment will be made, upon resolution of certain legal matters currently being managed by Mr. Gupp, provided that the earliest that the vesting and payment could be made is August 16, 2015, and further provided that if Mr. Gupp is still actively employed by the Company on August 16, 2019, the vesting and payment shall be made regardless of the status of the specified legal matters.

The aggregate value of the retention award for each of the recipients was two times his then current base salary and target annual cash incentive, with 50% of such amount being reflected in restricted shares and 50% of such amount being reflected in a cash payment. The value as of grant date and number (based upon the closing market price of the stock on the grant date) of restricted shares that will vest, and the cash payment that will be paid, if the retention conditions are met, are as follows:

Executive Officer	Value /Number of Restricted Shares (1)	Cash Retention Payment
Ronald W. Kaplan (2) Chairman, and former President and Chief Executive Officer	$1,055,800/74,484	$1,055,800

James E. Cline President and Chief Executive Officer; Former Senior Vice President and Chief Financial Officer	$491,470/34,672	$491,470

F. Timothy Reese (3) Former Senior Vice President, Operations	$491,470/34,672	$491,470

William R. Gupp (4) Senior Vice President, General Counsel and Secretary	$437,920/30,894	$437,920

(1)	The Company completed a two-for-one stock split payable in the form of a stock dividend on May 7, 2014 to stockholders of record on April 7, 2014. The share numbers above are reflected on a post-split basis.

(2)	As discussed below, Mr. Kaplan remain employed by the Company through August 16, 2015, the date required by his Retention Agreement.

(3)	As discussed below, Mr. Reese resigned from the Company effective June 30, 2015.

(4)	As discussed below, Mr. Gupp successfully resolved the two legal matters required by his Retention Agreement, and remained employed by the Company through August 16, 2015, the date required by his Retention Agreement.

The restricted shares were granted pursuant to the Trex Company, Inc. 2014 Stock Incentive Plan. The Retention Agreements provide that the restricted stock will vest, and the cash payment will be made, in the event of the death or disability of the recipient, if the Company terminates the recipient’s employment without “cause”, or if the recipient resigns for “good reason.” For this purpose, “cause” and “good reason” include events specified in the recipients’ change in control and severance agreements, each dated August 3, 2011, as further described in “Elements of Post Termination Compensation”below.

Mr. Kaplan retired as President and Chief Executive Officer on August 17, 2015, and therefore satisfied the terms of his Retention Agreement. Accordingly, on such date, Mr. Kaplan received a cash payment of $1,055,800 and 74,484 restricted shares vested.

Mr. Reese resigned from the Company effective June 30, 2015, and therefore did not satisfy the terms of his Retention Agreement. Accordingly, Mr. Reese forfeited any right to payment of the cash retention amount or vesting of any restricted shares.

Mr. Gupp successfully resolved the legal matters required by his Retention Agreement, and remained employed through August 16, 2015, and therefore satisfied the terms of his Retention Agreement. Accordingly, on such date, Mr. Gupp received a cash payment of $437,920 and 30,894 restricted shares vested.

Additional Information on our Program

Stock Ownership Guidelines

To align our officers’ and directors’ interests with those of our stockholders, the Board in December 2013 instituted Stock Ownership Guidelines.

Under these Guidelines, each executive officer is required to own and hold, as a minimum, that number of shares of the Company’s common stock having a market value of at least a stated multiple of the executive officer’s base salary. The stated multiple for the Chief Executive Officer is 3, for a Senior Vice President is 1.5 and for a Vice President is 1. For purposes of the Guidelines, common stock includes shares of common stock no matter how acquired (i.e., vesting of restricted shares or restricted stock units or purchased on the open market), unvested time-based restricted shares or restricted stock units, and unvested performance-based restricted shares or restricted stock units at target levels.

Executive officers have 5 years from the adoption of the Guidelines or 5 years from becoming an executive officer, whichever occurs later, to comply with the ownership requirements. Notwithstanding, each named executive officer meets the current minimum requirements.

Anti-Hedging and Anti-Pledging Policy

The Board adopted in October 2013, on a voluntary basis and in advance of final Dodd-Frank Act hedging/pledging rules, a policy that prohibits our executive officers from purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of Company equity (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, or exchange funds), or pledging, hypothecating, or otherwise encumbering Company equity as collateral for indebtedness.

Clawback Policy

The Board adopted in October 2013, on a voluntary basis and in advance of final Dodd-Frank Act “clawback” (or compensation recovery) rules, a “clawback” policy with respect to incentive-based compensation. The policy provides that in the event of a restatement of the Company’s financial results due to any fraudulent actions or executive misconduct, the Compensation Committee is entitled to recover from executive officers any incentive-based compensation that would not otherwise have been awarded to such persons under the as-restated financial statements during the three years preceding the date of the restatement.

Perquisites

The Company provides a limited number of perquisites to its named executive officers. The perquisites offered to the named executive officers in 2015 include a monthly company car allowance, and a country club membership for the CEO.

The Compensation Committee believes that the benefits the Company and the named executive officers derive from perquisites more than offset their costs to the Company. The personal benefits are considered to constitute a part of the Company’s overall program and are presented in this light as part of the total compensation package approved by the Compensation Committee at the time of an executive officer’s hiring or promotion, as part of the Compensation Committee’s review of each named executive officer’s annual total compensation, and in compensation discussions with named executive officers.

The Compensation Committee oversees the design, implementation and administration of all the Company benefit programs, including perquisites. The amounts relating to perquisites are disclosed in the footnotes to the Summary Compensation Table below. The Compensation Committee, with the assistance of its consultant, periodically reviews the cost and prevalence of these programs to determine whether they are in line with competitive practices and are warranted based upon business needs and the contributions of the named executive officers.

The monthly company car allowance is $1,000 for the CEO and $750 for the other named executive officers. The country club membership for the CEO included payment of an annual membership at a local country club in order to promote good community and business relationships. Additional information about these perquisites can be found in the All Other Compensation Table below.

Does the Company have Severance or Change-in-Control Agreements with its named executive officers?

The Company has entered into change-in-control agreements with the named executive officers to provide certain cash payments to the officers upon a termination following a change in control, which is in the form of a “double trigger.” In addition, such agreements provide for an acceleration of equity grants upon a change in control. Change-in-control agreements are designed to protect executives in the event of a change in control, and provide security for executives against sudden or arbitrary termination in connection with a change in control. In addition, the former CEO had an employment agreement, and the other named executive officers have severance agreements, which provide for certain benefits upon an involuntary termination. These agreements promote retention of high-performing individuals and also assist in recruiting and retaining key employees by providing competitive arrangements. The provisions of each agreement were determined by analysis of peer group and market trends and practices and are set at competitive levels with industry practice.

For a discussion of these arrangements, including the estimated quantification of these amounts, see the Elements of Post Termination Compensation discussion following this Compensation Discussion and Analysis.

How do our decisions regarding each element affect decisions regarding the other elements?

The Compensation Committee considers total cash and equity compensation when setting the compensation of executive officers. In doing so, the Compensation Committee considers the retention value of the long-term equity currently held by the executive. Based on this review, the Compensation Committee may decide to adjust one or more elements of an executive’s total compensation. The Compensation Committee aims to provide competitive total direct compensation and assesses an executive’s total compensation package when looking at the executive’s competitive standing relative to the market. Additionally, the Compensation Committee seeks to provide a competitive compensation mix, with discretion depending on factors deemed relevant to the Compensation Committee, such as individual performance, internal equity, and historical pay practices. Certain compensation decisions may specifically affect other elements of compensation. For example, because potential annual cash incentive and long-term equity incentive payouts are based on the executive’s base salary, increases in base salary also increase the amount of such payouts.

What are the tax and accounting considerations that factor into decisions regarding executive compensation?

We consider tax and accounting implications in determining our compensation programs.

Policy on Deductibility of Named Executive Officer Compensation. In evaluating compensation program alternatives, the Compensation Committee considers the potential impact on the Company of Section 162(m) of the Internal Revenue Code. Section 162(m) eliminates the deductibility of compensation over $1 million paid to the CEO and three other most highly-compensated named executive officers (other than the CEO), excluding “performance-based compensation.” Compensation programs generally will qualify as performance-based if compensation is based on pre-established objective performance targets, the programs’ material features have been approved by stockholders, and there is no discretion to increase payments after the performance targets have been established for the performance period.

To the extent a named executive officer would otherwise earn over $1 million in compensation in any calendar year, the Compensation Committee generally endeavors to maximize deductibility of compensation under Section 162(m) of the Internal Revenue Code to the extent practicable while maintaining a competitive, performance-based compensation program. However, tax consequences are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by officers regarding stock options) that are beyond the control of either the Compensation Committee or the Company. In addition, the Compensation Committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives and fit within the Compensation Committee’s guiding principles. Also, the actual impact of the loss of deduction for compensation paid to the CEO and the other three most highly compensated executives over the $1 million limitation may be small and have a de minimis impact on the Company’s overall tax position. For these and other reasons, the Compensation Committee, while considering tax deductibility as a factor in determining compensation, will not limit compensation to those levels or types that will be deductible.

Internal Revenue Code Section 409A. The Company reviews its compensation plans and programs for compliance with Section 409A of the Internal Revenue Code and the relevant Treasury Resolutions regarding nonqualified deferred compensation.

Impact of FASB ASC Topic 718. The accounting standards applicable to the various forms of long-term incentive plans under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 (formerly FASB Statement 123R) is one factor that the Company considers in the design of its long-term equity incentive programs. The Company monitors its FASB ASC Topic 718 expense to ensure that it is reasonable, but expense will not be the most important factor in making decisions about our long-term incentive plans.

REPORT OF THE COMPENSATION COMMITTEE OF THE

BOARD OF DIRECTORS OF TREX COMPANY INC.

The Compensation Committee of the Board of Directors (the “Board”) of Trex Company, Inc. (the “Company”) has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis above, and recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2016 proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the Securities and Exchange Commission.

Respectfully submitted,

THE COMPENSATION COMMITTEE

Richard E. Posey, Chairman

Jay M. Gratz

Frank M. Merlotti, Jr.

Patricia B. Robinson

The following tables, narrative and footnotes discuss the compensation of our Chief Executive Officer, Chief Financial Officer, and our four other most highly compensated executive officers, during 2015. These individuals were the only executive officers of the Company during 2015 for whom this information is required under SEC rules.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	SAR Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Ronald W. Kaplan (4) Former President and Chief Executive Officer	2015 2014 2013	362,537 554,630 541,100	— — —	1,142,540 1,109,260 541,100	— — 541,100	662,498 614,974 843,169	— — —	2,797,328 33,260 34,285	4,964,903 2,312,124 2,500,754

James E. Cline (5) President and Chief Executive Officer	2015 2014 2013	391,329 319,185 302,750	— — —	726,702 462,818 200,070	250,000 — 200,070	634,299 265,434 363,929	— — —	25,900 24,600 29,965	2,028,230 1,072,037 1,096,784

F. Timothy Reese (6) Former Senior Vice President, Operations	2015 2014 2013	166,909 319,185 302,750	— — —	476,702 462,818 200,070	— — 200,070	— 265,434 363,929	— — —	21,900 24,600 24,300	665,511 1,072,037 1,091,119

William R. Gupp (7) Senior Vice President, General Counsel and Secretary	2015 2014 2013	309,000 292,775 280,600	— — —	417,150 330,757 161,345	— — 161,345	401,539 232,848 262,347	— — —	462,820 24,600 24,300	1,590,509 880,980 889,937

Bryan H. Fairbanks (8) Vice President and Chief Financial Officer	2015	237,575	—	17,556	—	229,840	—	19,362	504,333

Christopher P. Gerhard (9) Vice President, Sales	2015 2014 2013	229,280 222,600 212,000	— — —	263,672 255,990 121,900	— — 121,900	255,381 148,091 198,209	— — —	21,655 27,306 24,300	769,588 653,987 678,309

Adam D. Zambanini (10) Vice President, Marketing	2015 2014 2013	229,280 222,600 212,000	— — —	263,272 255,990 121,900	— — 121,900	255,381 148,091 198,209	— — —	21,655 22,947 25,069	769,588 649,628 679,078

(1)	Amounts represent the grant date fair value determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in note 10 to the Company’s audited financial statements in the 2015 Form 10-K, as filed with the SEC.

(2)	See “Compensation Discussion and Analysis” and the “Grants of Plan-Based Awards Table” below for additional information on these awards.

(3)	See the “All Other Compensation Table” below for additional information on these amounts for 2015.

(4)	Mr. Kaplan retired as President and Chief Executive Officer effective August 17, 2015. Stock Awards include performance-based restricted shares, for which the grant date value reported above based on performance at target is $571,270 and the maximum grant date value if the highest level of performance is achieved is $1,142,540.

(5)	Mr. Cline was promoted from Senior Vice President and Chief Financial Officer to President and Chief Executive Officer effective August 17, 2015. Stock Awards include performance-based restricted shares, for which the grant date value reported above based on performance at target is $238,351 and the maximum grant date value if the highest level of performance is achieved is $476,702.

(6)	Mr. Reese resigned from the Company effective June 30, 2015. Stock Awards include performance-based restricted shares, for which the grant date value reported above based on performance at target is $238,351 and the maximum grant date value if the highest level of performance is achieved is $476,702.

(7)	Stock Awards include performance-based restricted shares, for which the grant date value reported above based on performance at target is $208,575 and the maximum grant date value if the highest level of performance is achieved is $417,150.

(8)	Mr. Fairbanks was promoted from Senior Director, Supply Chain to Vice President and Chief Financial Officer effective August 17, 2015. Mr. Fairbanks first became a named executive officer on such date. Therefore, fiscal year 2015 is the first year that summary compensation data is reportable hereunder.

(9)	Stock Awards include performance-based restricted shares, for which the grant date value reported above based on performance at target is $131,836 and the maximum grant date value if the highest level of performance is achieved is $263,672.

(10)	Stock Awards include performance-based restricted shares, for which the grant date value reported above based on performance at target is $131,836 and the maximum grant date value if the highest level of performance is achieved is $263,672.

ALL OTHER COMPENSATION TABLE

	401(k) Matching Contribution ($)(1)	Club Membership ($)(2)	Car Allowance ($)(3)	Payments under Retention Agreements ($)(4)	Payments under Employment Agreements ($)(5)	Total Other Compensation ($)
Ronald W. Kaplan	15,900	4,202	7,616	1,055,800	1,713,810	2,797,328
James E. Cline	15,900		10,000			25,900
F. Timothy Reese	15,900		6,000			21,900
William R. Gupp	15,900		9,000	437,920		462,820
Bryan H. Fairbanks	15,900		3,462			19,362
Christopher P. Gerhard	12,655		9,000			21,655
Adam D. Zambanini	12,655		9,000			21,655

(1)	Represents company matching contributions to the Company’s 401(k) plan. The Company matches up to 6% of an employee’s annual salary, not to exceed the limitations imposed under the rules of the Internal Revenue Service.

(2)	Represents the cost of annual country club dues for Mr. Kaplan.

(3)	Represents the cost of company automobile allowance.

(4)	Represents payment to Mr. Kaplan and Mr. Gupp under their respective Retention Agreements discussed in the Compensation Discussion and Analysis section above captioned “Retention Agreements.”

(5)	Represents payment to Mr. Kaplan under his Employment Agreement discussed in the “Elements of Post Termination Compensation” below.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Awards; Number of Underlying SARs (#)	Exercise or Base Price of SAR Awards ($/Sh)	Grant Date Fair Value of Stock and SAR Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ronald W. Kaplan (5)		44,609	356,872	713,744
	2/18/2015				6,508	13,016	26,032	13,016	—	—	1,142,540
James E. Cline (6)		42,710	341,682	683,365
	2/18/2015				2,716	5,431	10,862	5,431	—	—	476,702
	8/17/2015							6,072	15,384	41.17	500,000
F. Timothy Reese (7)		—	—	—
	2/18/2015				—	—	—	—	—	—	—
William R. Gupp		27,038	216,300	432,600
	2/18/2015				2,376	4,752	9,504	4,752	—	—	417,150
Bryan H. Fairbanks (8)		15,476	123,809	247,618
	2/18/2015				—	—	—	400	—	—	17,556
Christopher P. Gerhard		17,196	137,568	275,136
	2/18/2015				1,502	3,004	6,008	3,004	—	—	263,672
Adam D. Zambanini		17,196	137,568	275,136
	2/18/2015				1,502	3,004	6,008	3,004	—	—	263,672

(1)	Represents threshold, target and maximum payout levels under the annual cash incentive plan for 2015 performance. Additional information regarding the design of the annual cash incentive plan, including a description of the performance-based conditions applicable to 2015 awards, is included in the “Compensation Discussion and Analysis” section of this proxy statement.

(2)	Represents threshold, target and maximum payout levels (number of shares) for performance-based restricted shares granted in 2015. Additional information regarding the design of the long-term equity incentive compensation plan, including a description of the performance-based conditions applicable to 2015 awards, is included in the “Compensation Discussion and Analysis” section of this proxy statement.

(3)	Represents number of shares of time-based restricted shares granted in 2015.

(4)	Amounts represent the grant date fair value determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in note 10 to the Company’s audited financial statements in the 2015 Form 10-K.

(5)	Mr. Kaplan retired as President and Chief Executive Officer effective August 17, 2015. His payment under the annual cash incentive plan for 2015 performance was prorated to reflect the actual number of days in each role. The amounts set forth above reflect the threshold, target and maximum payments as so prorated.

(6)	Mr. Cline was promoted effective August 17, 2015 from Senior Vice President and Chief Financial Officer to President and Chief Executive Officer. His payment under the annual cash incentive plan for 2015 performance was prorated to reflect the actual number of days in each role. The amounts set forth above reflect the threshold, target and maximum payments as so prorated.

(7)	Mr. Reese resigned from the Company effective June 30, 2015. Due to such resignation, Mr. Reese forfeited any payment under the annual cash incentive plan for 2015 performance, and also forfeited all equity granted to him on February 18, 2015.

(8)	Mr. Fairbanks was promoted effective August 17, 2015 from Senior Director, Supply Chain to Vice President and Chief Financial Officer. His payment under the annual cash incentive plan for 2015 performance was prorated to reflect the actual number of days in each role. The amounts set forth above reflect the threshold, target and maximum payments as so prorated.

OUTSTANDING EQUITY AWARDS AT FISCAL-YEAR END

	Option/SAR Awards					Stock Awards
Name and Grant Date	Number of Securities Underlying Unexercised Options / SARs Exercisable (#)(1)(4)	Number of Securities Underlying Unexercised Options/ SARs Unexercisable (#)(1)(4)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options / SARs (#)	Option / SAR Exercise Price ($)	Option / SAR Expiration Date (2)	Number of Shares of Stock Not Vested (#)(1)(4)	Market Value of Shares of Stock Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)(4)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
James E. Cline
2/17/2010	12,350	—	—	8.71	2/17/2020	—	—	—	—
2/16/2011	26,146	—	—	13.10	2/16/2021	—	—	—	—
2/15/2012	27,858	—	—	12.78	2/15/2022	—	—	—	—
7/24/2012 (6)	—	—	—	—	—	34,672	1,318,923	—	—
2/12/2013	11,424	5,712	—	21.94	2/12/2023	3,038	115,566	—	—
2/19/2014	—	—	—	—	—	4,576	174,071	4,576	174,071
2/18/2015	—	—	—	—	—	5,431	206,595	5,431	206,595
8/17/2015 (7)	—	15,384	—	41.17	8/17/2025	6,072	230,979	—	—

William R. Gupp
2/15/2012	22,466	—	—	12.78	2/15/2022	—	—	—	—
2/12/2013	9,214	4,606	—	21.94	2/12/2023	2,450	93,198	—	—
2/19/2014	—	—	—	—	—	3,270	124,391	3,270	124,391
2/18/2015	—	—	—	—	—	4,752	180,766	4,752	180,766

Bryan H. Fairbanks
2/12/2013	—	—	—	—	—	316	12,021	—	—
2/19/2014	—	—	—	—	—	353	13,428	—	—
2/18/2015	—	—	—	—	—	400	15,216	—	—

Christopher P. Gerhard
2/12/2013	6,962	3,480	—	21.94	2/12/2023	1,852	70,450	—	—
2/19/2014	—	—	—	—	—	2,530	96,241	2,530	96,241
2/18/2015	—	—	—	—	—	3,004	114,272	3,004	114,272

Adam D. Zambanini
2/16/2011	3,710	—	—	13.10	2/16/2021	—	—	—	—
2/15/2012	8,564	—	—	12.78	2/15/2022	—	—	—	—
2/12/2013	6,962	3,480	—	21.94	2/12/2023	1,852	70,450	—	—
2/19/2014	—	—	—	—	—	2,530	96,241	2,530	96,241
2/18/2015	—	—	—	—	—	3,004	114,272	3,004	114,272

(1)	The Company completed a two-for-one stock split payable in the form of a stock dividend on May 7, 2014 to stockholders of record on April 7, 2014. The numbers shown above reflect numbers on a post-split basis.

(2)	The term of each SAR / stock option is ten years. (With respect to grants under the 2014 Stock Incentive Plan, the term is extended by one year if the grantee dies in the tenth year of the term.)

(3)	The value is calculated based on the $38.04 closing price of the Company’s common stock on the NYSE on December 31, 2015, the last market trading day of the year, times the number of shares that are unvested.

(4)	Vests in three equal annual installments beginning on the first anniversary of the grant date.

(5)	Represents target number of performance-based restricted shares that vest over a three year time period based on performance against target “EBITDA,” for 1 year, cumulative 2 years and cumulative 3 years, respectively. These performance-based restricted shares are further discussed above under “Performance-Based Restricted Shares/Restricted Stock Units.”

(6)	On July 24, 2012, restricted shares were granted to Mr. Cline under the terms of a Retention Agreement entered into with him. This Retention Agreement is further described above under “Retention Agreements.”

(7)	The 6,072 shares noted are restricted stock units.

2015 OPTION / SAR EXERCISES AND STOCK VESTED

	Option/SAR Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Ronald W. Kaplan (3)	168,866	4,031,232	162,646	6,768,043
James E. Cline (4)	32,936	1,327,695	12,299	545,278
F. Timothy Reese (5)	14,998	533,105	12,299	545,278
William R. Gupp (6)	28,020	993,704	40,429	1,687,757
Bryan H. Fairbanks (7)	—	—	993	44,146
Christopher P. Gerhard (8)	—	—	4,659	205,926
Adam D. Zambanini (9)	14,138	452,339	6,505	288,313

(1)	The value is calculated based upon the number of options or SARs exercised times the difference between the strike price and the market price on the date of exercise.

(2)	The value is calculated based on the closing price of the Company common stock on the date of vesting (as set forth below in footnotes 3 - 8), times the number of vested shares.

(3)	The amount shown for “Option/SAR Awards” reflects 23,580 SARs exercised on August 20, 2015 at a strike price of $13.10 and a market price of $39.89, 30,120 SARs exercised on August 20, 2015 at a strike price of $12.78 and a market price of $39.89, 23,580 SARs exercised on October 29, 2015 at a strike price of $13.10 and a market price of $38.96, 45,240 SARs exercised on October 29, 2015 at a strike price of $12.78 and a market price of $38.96, and 46,346 SARs exercised on October 29, 2015 at a strike price of $21.94 and a market price of $38.96. The amount shown for “Stock Awards” reflects 8,220 restricted shares that vested on February 12, 2015 at a market price of $44.64, 13,766 restricted shares that vested on February 15, 2015 at a market price of $44.63, 4,508 restricted shares that vested on February 18, 2015 at a market price of $43.89, and 5,484 restricted shares that vested on February 19, 2015 at a market price of $43.64. In addition, 74,484 restricted shares vested on August 16, 2015 at a market price of $40.94 in accordance with Mr. Kaplan’s Retention Agreement, as further discussed in the Compensation Discussion and Analysis section above captioned “Retention Agreements”, and an additional 56,184 restricted shares vested on August 16, 2015 at a market price of $40.94 upon Mr. Kaplan’s retirement as President and Chief Executive Officer in accordance with Mr. Kaplan’s Employment Agreement, as further discussed in the “Elements of Post Termination Compensation” below.

(4)	The amount shown for “Option/SAR Awards” reflects 8,236 SARS exercised on February 24, 2015 at a strike price of $6.72 and a market price of $48.38, 13,721 SARS exercised on February 24, 2015 at a strike price of $8.71 and a market price of $48.38, and 10,979 SARS exercised on May 13, 2015 at a strike price of $8.71 and a market price of $48.80. The amount shown for “Stock Awards” reflects 3,040 restricted shares that vested on February 12, 2015 at a market price of $44.64, 5,090 restricted shares that vested on February 15, 2015 at a market price of $44.63, 1,881 restricted shares that vested on February 18, 2015 at a market price of $43.89, and 2,288 restricted shares that vested on February 19, 2015 at a market price of $43.64.

(5)	The amount shown for “Option/SAR Awards” reflects 9,286 SARs exercised on June 12, 2015 at a strike price of $12.78 and a market price of $51.33, and 5,712 SARs exercised on June 23, 2015 at a strike price of $21.94 and a market price of $52.90. The amount shown for “Stock Awards” reflects 3,040 restricted shares that vested on February 12, 2015 at a market price of $44.64, 5,090 restricted shares that vested on February 15, 2015 at a market price of $44.63, 1,881 restricted shares that vested on February 18, 2015 at a market price of $43.89, and 2,288 restricted shares that vested on February 19, 2015 at a market price of $43.64.

(6)

The amount shown for “Option/SAR Awards” reflects 6,932 Options exercised on February 27, 2015 at a strike price of $23.36 and a market price of $50.77, and 21,088 SARs exercised on June 15, 2015 at a strike price of $13.10 and a market price of $51.21. The amount shown for “Stock Awards” reflects 2,452 restricted shares that vested on February 12, 2015 at a market price of $44.64, 4,102 restricted shares that vested on February 15, 2015 at a market price of $44.63, 1,345 restricted shares that vested on February 18, 2015 at a market price of $43.89, and 1,636 restricted shares that vested on February 19, 2015 at a market price of $43.64. In addition, 30,894 restricted shares vested on August 16, 2015 at a market price of $40.94 in accordance with Mr. Gupp’s Retention Agreement, as further discussed in the Compensation Discussion and Analysis section above captioned “Retention Agreements.”

(7)	The amount shown for “Stock Awards” reflects 316 restricted shares that vested on February 12, 2015 at a market price of $44.64, 500 restricted shares that vested on February 15, 2015 at a market price of $44.63, and 177 restricted shares that vested on February 19, 2015 at a market price of $43.64.

(8)	The amount shown for “Stock Awards” reflects 1,852 restricted shares that vested on February 12, 2015 at a market price of $44.64, 500 restricted shares that vested on February 15, 2015 at a market price of $44.63, 1,041 restricted shares that vested on February 18, 2015 at a market price of $43.89, and 1,266 restricted shares that vested on February 19, 2015 at a market price of $43.64.

(9)	The amount shown for “Option/SAR Awards” reflects 2,438 SARs exercised on May 12, 2015 at a strike price of $12.685 and a market price of $49.16, 3,708 SARs exercised on May 12, 2015 at a strike price of $13.10 and a market price of $49.16, 3,708 SARs exercised on August 11, 2015 at a strike price of $13.10 and a market price of $41.67, and 4,284 SARS exercised on August 11, 2015 at a strike price of $12.78 and a market price of $41.67. The amount shown for “Stock Awards” reflects 1,852 restricted shares that vested on February 12, 2015 at a market price of $44.64, 2,346 restricted shares that vested on February 15, 2015 at a market price of $44.63, 1,041 restricted shares that vested on February 18, 2015 at a market price of $43.89, and 1,266 restricted shares that vested on February 19, 2015 at a market price of $43.64.

Equity Compensation Plan Information

The following table sets forth the following information as of December 31, 2015 for (1) all equity compensation plans previously approved by the Company’s stockholders, and (2) all equity compensation plans not previously approved by the Company’s stockholders:

•	the number of securities to be issued upon the exercise of outstanding options, SARs, warrants and rights;

•	the weighted average exercise price of such outstanding options, SARs, warrants and rights; and

•	other than securities to be issued upon the exercise of such outstanding options, SARs, warrants and rights, the number of securities remaining available for future issuance under the plans.

	Number of securities to be issued upon exercise for outstanding options, SARs, warrants and rights (a)		Weighted average exercise price of outstanding options, SARs, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)(4)	262,077	(2)	$13.13	2,867,714	(3)
Equity compensation plans not approved by security holders	—		—	—
Total	262,077	(2)	$13.13	2,867,714	(3)

(1)	Consists of the Trex Company, Inc. 2014 Stock Incentive Plan (the “2014 Stock Incentive Plan”), the Trex Company, Inc. Amended and Restated 1999 Incentive Plan for Outside Directors (the “Outside Directors Plan”), and Trex Company’s 1999 Employee Stock Purchase Plan.

(2)	Excludes 136,924 shares of restricted stock outstanding under the 2014 Stock Incentive Plan as of December 31, 2015.

(3)	Represents 2,683,018 shares remaining available for future issuance under the 2014 Stock Incentive Plan and 184,696 shares remaining available for future issuance under the 1999 Employee Stock Purchase Plan. Shares of common stock issuable under the Outside Director Plan are issued pursuant to the 2014 Stock Incentive Plan.

(4)	Per note 10 to the Company’s audited financial statements in the 2014 Form 10-K, as filed with the SEC, the weighted average exercise price of outstanding SARs is $13.13, and the weighted average remaining contractual life of outstanding SARs is 5.7 years.

Elements of Post Termination Compensation

In light of competitive market practices, based on the findings in a study completed by the Compensation Committee’s independent consultant, the Compensation Committee has approved change-in-control severance agreements for the CEO and the other named executive officers. The agreements are intended to help retain these named executive officers, maintain a stable work environment and provide economic security to certain key employees in the event of termination of their employment in connection with a change in control.

Pursuant to these agreements, if, within the period beginning 90 days before and ending two years after a “change in control” of the Company, (1) the employment of the executive, who we refer to as a “covered executive,” is terminated by the Company (other than a termination for “cause” or by reason of death or disability) or (2) if the covered executive terminates his employment for “good reason” (either event constituting a “double trigger”), the covered executive will receive severance benefits.

•	For this purpose, “cause” includes events specified in the change-in-control severance agreement, including the covered executive’s willful or grossly negligent misconduct that is materially injurious to the Company, embezzlement or misappropriation of funds or property of the Company, conviction of a felony or any crime involving fraud, dishonesty, moral turpitude or breach of trust, or willful failure or refusal to devote full business time and attention to the performance of duties.

•	For this purpose, “good reason” includes events specified in the change-in-control severance agreement, including a material and adverse change in the covered executive’s status or position with the Company, a 10% or greater reduction in the covered executive’s aggregate base salary and targeted annual incentive other than as part of general reduction in executive compensation, the failure by the Company or any successor to continue in effect any employee benefit plan in which the covered executive is participating other than as a result of normal expiration of such plan in accordance with its terms, or the relocation of the covered executive’s office more than 50 miles from the current office and further than his then-current residence.

Upon such termination, the covered executive will receive:

•	a lump-sum cash payment equal to the sum of (1) the covered executive’s accrued base salary and accrued vacation pay, plus (2) if not previously paid, the covered executive’s annual cash incentive earned for the preceding fiscal year, plus (3) the covered executive’s targeted annual cash incentive for the year in which the severance occurs, pro-rated based upon the number of days he was employed during such year;

•	a lump sum severance payment equal to 2.99 times for the CEO and 1.5 times for the other named executive officers the sum of (1) the covered executive’s annual base salary (in effect immediately prior to the change in control or termination, whichever is greater), plus (2) the greater of (a) the covered executive’s target annual cash incentive for the year immediately prior to the year in which the change in control occurs, (b) the covered executive’s target annual cash incentive for the year of the termination of employment, or (c) the covered executive’s actual annual cash incentive for the last fiscal year immediately prior to the year of the termination of employment; and

•	continuation of group health and dental insurance, and group life insurance, on the same terms and conditions as though the covered executive had remained an active employee (or payment of the necessary amount to obtain equivalent coverage if Company coverage is not possible), for the shorter of 18 months or until coverage is obtained from a new employer.

Notwithstanding the foregoing, each agreement provides that, to the extent necessary to avoid imposition of the excise tax under Section 4999 of the Internal Revenue Code in connection with a change in control, the amounts payable or benefits to be provided to the covered executive shall be reduced such that the reduction of compensation to be provided to the covered executive is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Internal Revenue Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis (but not below zero).

If a change of control occurs during the term of these agreements, the covered executive will be entitled to accelerated vesting of all outstanding long-term equity incentive awards, including, but not limited to, stock options, stock appreciation rights, restricted shares, restricted stock units, and performance shares (at the targeted payment level) (whether or not there is a loss of employment).

A change in control is generally defined as (1) the acquisition by any person or entity of 35% of Trex Company’s outstanding stock, (2) a merger where the stockholders of the Company immediately prior to the merger would not own at least 50% of the outstanding stock of the Company after such merger, (3) a sale of all or substantially all of the assets of the Company, or (4) during any two-year period, the directors in office at the beginning of such period ceasing to be a majority of the board, unless the nomination of each new director during such period was approved by at least two-thirds of the directors in office at the beginning of such period.

As stated previously, Mr. Kaplan retired as the Company’s President and Chief Executive Officer effective August 17, 2015. On such date, Mr. Cline was promoted to President and Chief Executive Officer. At such time, Mr. Cline entered into a change in control severance agreement consistent with that described above for the CEO.

The Company had also entered into an employment agreement with Mr. Kaplan, who retired as President and Chief Executive Officer effective August 17, 2015. Mr. Kaplan’s employment agreement, dated January 1, 2008, which was amended and restated on March 7, 2011, August 3, 2011 and July 24, 2012, provided for the payment of severance benefits to Mr. Kaplan if the Company terminated his employment without “cause” or if Mr. Kaplan resigned for “good reason” (other than in connection with a change-in-control). For this purpose, “cause” and “good reason” were defined in the same manner as in the change-in-control severance agreements discussed above. Upon such a termination, Mr. Kaplan would have been entitled to receive the following:

•	a lump-sum cash payment equal to the sum of (1) Mr. Kaplan’s accrued base salary and accrued vacation pay, plus (2) if not previously paid, Mr. Kaplan’s annual cash incentive earned for the preceding fiscal year;

•	a lump-sum cash payment equal to 2 times the sum of (1) Mr. Kaplan’s base salary then in effect plus his automobile allowance, plus (2) an amount equal to the greater of (a) Mr. Kaplan’s targeted annual cash incentive for the year immediately prior to the year in which his employment terminates, or (b) his actual annual cash incentive earned for the preceding year;

•	continued health, dental, and life insurance benefits on the same terms and conditions as though Mr. Kaplan had remained an active employee (or payment of the necessary amount to obtain equivalent coverage if Company coverage is not possible), for the shorter of 24 months or until equivalent coverage is obtained from a new employer; and

•	accelerated vesting of all outstanding long-term equity incentive awards, including stock options, stock appreciation rights, and restricted shares, with any stock options or stock appreciation rights being exercisable for a period ending on the earlier of 5 years after termination of employment or the expiration of the term of such grant.

If Mr. Kaplan’s employment was terminated during a change-in-control protection period under his change-in-control severance agreement, described above, Mr. Kaplan would be entitled to receive the severance payments specified under that agreement instead of the foregoing payments under his employment agreement.

Mr. Kaplan was not entitled to any additional severance payments or benefits under his employment agreement if his employment was terminated by the Company for cause, by Mr. Kaplan without good reason, or if it terminated due to his death or disability. Notwithstanding the foregoing, Mr. Kaplan’s employment agreement provided that if his employment is terminated on or after August 16, 2015 for any reason other than by the Company for cause, Mr. Kaplan will be entitled to accelerated vesting of all outstanding long-term incentive awards, including, but not limited to, stock options, stock appreciation rights, restricted shares, and performance shares (at the targeted payment level).

Mr. Kaplan’s employment agreement had an initial term expiring on August 16, 2015, but would have automatically been extended for additional one-year periods beginning on August 17, 2015 unless either Mr. Kaplan or the Company provided a non-extension notice to the other party at least 90 days before the expiration of the employment term then in effect. In the event that the Company provided a non-extension notice for the renewal period that would otherwise begin on August 17, 2015, then the Company would pay to Mr. Kaplan a lump sum cash payment equal to 1.5 times the sum of his base salary then in effect and his targeted cash incentive for the 2015 fiscal year. The Company did provide Mr. Kaplan notice that his Employment Agreement would not be extended for an additional year beyond August 16, 2015, and did make a lump sum cash payment to Mr. Kaplan on August 17, 2015 in the amount of $1,713,810.

The Company has also entered into severance agreements with the named executive officers, which provide for certain benefits upon an involuntary termination. These agreements promote retention of high-performing individuals and also assist in recruiting and retaining key employees by providing competitive arrangements.

The severance agreements with each of the other named executive officers provide for the payment of severance compensation and benefits to the covered executive officer (the “covered executive”) if the Company terminates the covered executive’s employment without “cause” or if the covered executive resigns for “good reason.” For this purpose, “cause” and “good reason” are defined in the same manner as in the change-in-control severance agreements discussed above. Upon such a termination, the covered executive will be entitled to receive the following:

•	a lump-sum cash payment equal to the sum of (1) the covered executive’s accrued base salary and accrued vacation pay plus (2) if not previously paid, the covered executive’s annual cash incentive earned for the preceding fiscal year;

•	a lump-sum cash payment equal to 2 times for the CEO and 1 time for the other named executive officers the sum of (1) the covered executive’s base salary then in effect, plus (2) an amount equal to the greater of (a) the covered executive’s targeted annual cash incentive for the year immediately prior to the year in which his employment terminates, or (b) the covered executive’s actual annual cash incentive earned for the preceding year;

•	continued health and dental plan benefits on the same terms and conditions as though the covered executive had remained an active employee (or payment of the necessary amount to obtain equivalent coverage if Company coverage is not possible), for the shorter of 12 months or until equivalent coverage is obtained from a new employer; and

•	accelerated vesting of all outstanding long-term equity incentive awards, including stock options, stock appreciation rights, restricted shares and performance shares (at the targeted payment level), with any stock options or stock appreciation rights being exercisable for a period ending on the earlier of 90 days after termination of employment or the expiration of the term of such grant.

If the covered executive’s employment is terminated during a change-in-control protection period under his change-in-control severance agreement, described above, the covered executive will be entitled to receive the severance payments specified under that agreement instead of the foregoing payments under his severance agreement.

The covered executive is not entitled to any additional severance payments or benefits under his severance agreement if his employment is terminated by the Company for cause, by the covered executive without good reason, or if it terminates due to his death or disability.

The term of each severance agreement is two years, unless it is extended by mutual agreement of the parties. The current term of the severance agreements ends on August 3, 2017.

The table below reflects the amount of compensation payable to the CEO and each of the Company’s other named executive officers in the event of termination of such officer’s employment (including termination by death or disability) and/or a change in control. The amounts shown assume that such termination and/or change in control was effective as of December 31, 2015 and thus includes amounts earned through such date. These figures are estimates of the amounts which would be paid to the officers upon their termination and/or a change-in-control. The actual amounts to be paid can only be determined at the time of such event.

CHANGE IN CONTROL AND SEVERANCE COMPENSATION AS OF DECEMBER 31, 2015

Name	Termination by reason of:	Cash ($)	Benefit Continuation ($)(1)	Intrinsic Value of Equity Awards as of 12/31/15 ($)(2)	Outplacement Services ($)(3)	Benefit Reduction ($)(4)	Total Benefit ($)
James E. Cline	For Cause or Voluntary	—	—	—	—	—	—
	Death or Disability (5)	491,470	—	2,518,763	—	—	3,010,233
	Involuntary Termination (6)	2,022,338	14,146	2,518,763	—	—	4,555,247
	Change in Control (7)	—	—	2,518,763	—	—	2,518,763
	Termination after Change in Control (8)	3,349,781	22,081	2,518,763	20,000	—	5,910,625

William R. Gupp	For Cause or Voluntary	—	—	—	—	—	—
	Death or Disability (5)	—	—	777,668	—	—	777,608
	Involuntary Termination (6)	541,848	14,586	777,668	—	—	1,334,042
	Change in Control (7)	—	—	777,668	—	—	777,608
	Termination after Change in Control (8)	1,029,072	22,690	777,668	20,000	—	1,849,370

Bryan H. Fairbanks	For Cause or Voluntary	—	—	—	—	—	—
	Death or Disability (5)	—	—	40,665	—	—	40,665
	Involuntary Termination (6)	528,994	14,909	40,665	—	—	584,568
	Change in Control (7)	—	—	40,665	—	—	40,665
	Termination after Change in Control (8)	744,523	22,921	40,665	20,000	—	828,099

Christopher P. Gerhard	For Cause or Voluntary	—	—	—	—	—	—
	Death or Disability (5)	—	—	547,505	—	—	547,505
	Involuntary Termination (6)	377,371	14,146	547,505	—	—	939,022
	Change in Control (7)	—	—	547,505	—	—	547,505
	Termination after Change in Control (8)	703,625	21,828	547,505	20,000	—	1,292,958

Adam D. Zambanini	For Cause or Voluntary	—	—	—	—	—	—
	Death or Disability (5)	—	—	547,505	—	—	547,505
	Involuntary Termination (6)	377,371	14,269	547,505	—	—	939,145
	Change in Control (7)	—	—	547,505	—	—	547,505
	Termination after Change in Control (8)	703,625	22,013	547,505	20,000	—	1,293,143

(1)	Reflects Company’s portion of cost of group health and dental insurance and group life insurance.

(2)	This value is calculated as the intrinsic value of all unvested equity awards held as of December 31, 2015 that would have vested upon death or disability, an involuntary termination, a change-in-control, or a termination after a change in control based on the $38.04 closing price of the Company’s common stock on the NYSE on December 31, 2015, the last market trading day of the year.

(3)	Reflects estimated outplacement services available to the Named Executive Officers by their change-in-control severance agreements.

(4)	To the extent that a Named Executive Officer’s change-in-control severance benefits would cause him to become subject to the excise tax imposed by Section 4999 of the Code, this value reflects the reduction of his severance benefits to the extent necessary to avoid the application of this tax, as stated in his change-in-control severance agreement.

(5)	The 2014 Stock Incentive Plan, and individual restricted stock agreements, restricted stock unit agreements and SAR agreements, provide that all unvested restricted shares, restricted stock units and unvested SARs immediately vest upon the death or disability of the executive. In addition, the Retention Agreement for Mr. Cline discussed in the Compensation Discussion and Analysis section above captioned “Retention Agreements” provides for acceleration of the cash payment in the event of death or disability.

(6)	This represents benefits and payments under the severance agreements covering executive officers, and the Retention Agreement for Mr. Cline discussed in the Compensation Discussion and Analysis section above captioned “Retention Agreements.”

(7)	This represents benefits and payments under the change-in-control severance agreements discussed above.

(8)	This represents benefits and payments under the change-in-control severance agreements discussed above and the Retention Agreement for Mr. Cline discussed in the Compensation Discussion and Analysis section above captioned “Retention Agreements.”

The Company’s Compensation Policies and Practices as They Relate to Risk

The Company does not believe that its compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. The annual cash incentive compensation plan described in the Compensation Discussion and Analysis section above is based upon achievement of annual financial targets, and potential cash incentive compensation opportunities are tempered so as not to place a disproportionate incentive on short-term financial results. In addition, the long-term equity incentive plan provides appropriate motivation to achieve long-term financial results as well, given that the ultimate value of the award is based upon the future value of the Company stock, and such awards constitute a significant portion of each executive’s total compensation package. The Company has constructed the determinant performance factors in short- and long-term performance plans such that they balance focus on performance metrics with strong links to stockholder value creation and overall company performance, which we believe avoids any potential risks that may result from an imbalance in performance metrics.

REPORT OF THE AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS OF TREX COMPANY, INC.

During the fiscal year ended December 31, 2015, the Audit Committee of the Board of Directors (the “Board”) of Trex Company, Inc. (the “Company”) reviewed with the Company’s financial managers, the internal auditors and Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm, the scope of the annual audit and audit plans, the results of internal and external audit examinations, the evaluation of the Company’s system of internal control, the quality of the Company’s financial reporting, and the Company’s process for legal and regulatory compliance. The Audit Committee also monitored the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

Management is responsible for the Company’s system of internal control, the financial statements and the financial reporting process, and the assessment of the effectiveness of internal control over financial reporting. Ernst & Young is responsible for performing an integrated audit and issuing reports on the following: (1) the Company’s consolidated financial statements, and (2) the Company’s internal control over financial reporting. As provided in its charter, the Audit Committee’s responsibilities include monitoring and overseeing these processes. The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2015 with management.

Consistent with this oversight responsibility, Ernst & Young reports directly to the Audit Committee. The Audit Committee appointed Ernst & Young as the Company’s independent registered public accounting firm and approved the firm’s compensation.

The Audit Committee discussed with Ernst & Young the matters required to be discussed by the New York Stock Exchange, the Securities and Exchange Commission, the Public Company Accounting Oversight Board, and the American Institute of Certified Public Accountants’ Statement on Auditing Matters No. 61, Communication with Audit Committee, as amended, as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received from Ernst & Young the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and discussed with Ernst & Young the firm’s independence from the Company and its management.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the Securities and Exchange Commission.

Respectfully submitted,

THE AUDIT COMMITTEE

Jay M. Gratz, Chairman

Michael F. Golden

Richard E. Posey

Gerald Volas

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal 2)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement, in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” section above for additional details about our executive compensation programs, including information about the fiscal year 2015 compensation of our named executive officers.

The Compensation Committee periodically reviews the compensation programs for our named executive officers to determine and confirm that they achieve (and continue to achieve) the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to vote on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our stockholders and the Compensation Committee will consider the results of the vote in future decisions relating to executive compensation.

Approval of Proposal 2

Approval of this proposal will require the affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on such matter at the annual meeting. Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy FOR this proposal. Abstentions from voting on this proposal will have the same effect as a vote against this proposal. Brokers may vote their shares on this proposal if they have voting instructions from the beneficial owners of the shares. Broker non-votes will not be treated as votes cast on this matter, and therefore will not have any effect on determining the outcome.

The Board unanimously recommends that the stockholders of the Company vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 3)

The Audit Committee of the Board has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2016. The Board is submitting this appointment for stockholder ratification at the annual meeting.

A representative of Ernst & Young will attend the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions from stockholders.

The Company’s bylaws do not require that stockholders ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm. The Company is asking its stockholders to ratify this appointment because it believes such a proposal is a matter of good corporate practice. If the stockholders do not ratify the appointment of Ernst & Young, the Audit Committee will reconsider whether or not to retain Ernst & Young as the Company’s independent registered public accounting firm, but may determine to do so. Even if the appointment of Ernst & Young is ratified by the stockholders, the Audit Committee may change the appointment at any time if it determines that a change would be in the best interests of the Company and its stockholders.

Approval of Proposal 3

Approval of this proposal will require the affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on such matter at the annual meeting. Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy FOR this proposal. Abstentions from voting on this proposal will have the same effect as a vote against this proposal. Broker non-votes will not be treated as votes cast on this matter, and therefore will not have any effect on determining the outcome.

The Board unanimously recommends that the stockholders of the Company vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2016 fiscal year.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees

Ernst & Young LLP served as the Company’s independent registered public accounting firm for the Company’s fiscal years ended December 31, 2015 and 2014. The following sets forth the aggregate fees billed by Ernst & Young to the Company for fiscal years 2015 and 2014.

	2015	2014
Audit services	$755,000	$705,000
Audit-related services	—	—
Tax services	$20,899	$33,079
All other services	—	280,228

Total	$775,899	$1,018,307

The Audit Committee considered whether Ernst & Young’s provision of non-audit-related services is compatible with maintaining Ernst & Young’s independence.

Audit Services. Audit services include services performed by Ernst & Young to comply with generally accepted auditing standards related to the audit and review of the Company’s consolidated financial statements. The audit fees shown above for the 2015 and 2014 fiscal years were incurred principally for services rendered in connection with the audit of the Company’s consolidated financial statements and associated SEC filings, the issuance of opinions on the Company’s internal control over financial reporting and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and quarterly reviews.

Audit-Related Services. Audit-related services include assurance and related services that are traditionally performed by independent registered public accounting firms.

Tax Services. The tax fees shown above were incurred in connection with the preparation of the Company’s tax returns and corporate tax consultations.

All other services. The fees shown above were incurred for permitted advisory services performed in connection with a transaction the Company considered in 2014.

Pre-Approval Policy

The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax and other services. Pre-approval on other than an engagement-by-engagement basis is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to report periodically to the Audit Committee regarding the extent of services provided by such firm in accordance with this pre-approval and the fees for the services performed to date. The Audit Committee also may pre-approve particular services on an engagement-by-engagement basis.

During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. The Audit Committee has the authority to delegate pre-approval authority to a subcommittee of the Audit Committee consisting of one or more of its members.

All services provided to the Company by Ernst & Young LLP during fiscal 2015 and 2014 were pre-approved by the Audit Committee in accordance with this policy.

TRANSACTIONS WITH RELATED PERSONS

The Company’s Board has adopted a written policy for the approval of transactions with related persons. The policy requires Audit Committee approval or ratification of transactions which involve more than $120,000 in which the Company is a participant and in which a Company director, nominee for director, executive officer, greater than 5% stockholder, or an immediate family member of any of the foregoing persons has a direct or indirect material interest. In reviewing the related party transaction, the Audit Committee will, after reviewing all material information regarding the transaction, take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The policy includes standing pre-approval for the following related person transactions:

•	any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s equity securities, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues;

•	any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1,000,000, or 2% of the charitable organization’s total annual receipts;

•	any transaction, such as dividends paid on the common stock, in which the related person’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis; and

•	any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

There are no transactions with related persons to report for fiscal 2015.

STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Securities Exchange Act, stockholder proposals to be included in the proxy statement for the Company’s annual meeting of stockholders in 2017 must be received by the Secretary of the Company at the Company’s offices at 160 Exeter Drive, Winchester, Virginia 22603-8605, at least 120 days before the date of the Company’s proxy statement for the previous year’s annual meeting. The submission by a stockholder of a proposal for inclusion in the proxy statement is subject to regulation by the SEC.

Under the Company’s bylaws, notice of proposals by stockholders to be brought before any annual or special meeting generally must be in proper form, contain the information required by the bylaws and be delivered to the Company no earlier than 120 days and no later than 90 days before the first anniversary of the previous year’s annual meeting.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

If you and other residents at your mailing address own common stock through a broker or bank in “street name,” your broker or bank may have sent you a notice that your household will receive only one annual report to stockholders and proxy statement or a Notice of Internet Availability indicating proxy materials are available on the internet for each company in which you hold shares through that broker or bank. The practice of sending only one copy of an annual report to stockholders and proxy statement or a Notice of Internet Availability is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of the Notice of Internet Availability to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New Jersey 11717 (telephone number: 1-800-542-1061). In any event, if you did not receive an individual copy of the Company’s annual report to stockholders or this proxy statement, and wish to do so, the Company will send a copy to you if you address your written request to Trex Company, Inc., 160 Exeter Drive, Winchester, Virginia 22603-8605, Attention: Secretary, or call the Company at 540-542-6300. If you are receiving multiple copies of the annual report to stockholders and proxy statement or Notice of Internet Availability, you can request householding by contacting the Company in the same manner. The Company encourages you to participate in this program. It will reduce the volume of duplicate information received at your household, as well as reduce the Company’s expense.

OTHER MATTERS

The Board does not intend to present to the annual meeting any other matters not referred to above and does not presently know of any matters that may be presented to the meeting by others. If other matters are properly brought before the meeting, the persons named in the enclosed proxy will vote on such matters in their own discretion.

By Order of the Board of Directors,

Ronald W. Kaplan
Chairman of the Board

Dated: March 24, 2016

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

11:59 p.m., Eastern Standard Time, on May 3, 2016.

Vote by Internet • Go to www.investorvote.com/TREX • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:	01 - James E. Cline	02 - Michael F. Golden	03 - Richard E. Posey	+

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees
		01	02	03
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐

	For	Against	Abstain
2. To approve, on a non-binding advisory basis, the compensation of our named executive officers.	☐	☐	☐

3. To ratify the appointment of Ernst & Young LLP as Trex Company’s independent registered public accounting firm for the 2016 fiscal year.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The signature on this Proxy should correspond exactly with stockholder’s name as printed above. In the case of joint tenants, co-executors or co-trustees, both should sign. Persons signing as Attorney, Executors, Administrator, Trustee or Guardian should give their full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

¡	1UPX	+

029FZB

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders.

The Proxy Statement and the 2015 Annual Report to Shareholders are available at:

http://www.trex.com/proxy.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — TREX COMPANY, INC.	+

160 EXETER DRIVE

WINCHESTER, VIRGINIA 22603-8605

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF TREX COMPANY, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 4, 2016 AT 9:00 A.M.

The undersigned appoints Bryan H. Fairbanks and William R. Gupp, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Trex Company, Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on May 4, 2016, and at any adjournment or postponement thereof, as indicated on the reverse side. The undersigned further authorizes such proxies to vote in their discretion upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof. Receipt of Notice of Annual Meeting and Proxy Statement is hereby acknowledged.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

(Continued and to be marked, dated and signed, on the other side)

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

¡	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+